                                                                   EXHIBIT 10.26

                               PURCHASE AGREEMENT

                           DATED AS OF MARCH 22, 1999

                                      AMONG

                          CHARTER COMMUNICATIONS, INC.,

                          CHARTER COMMUNICATIONS, LLC,

                              CHARTER HELICON, LLC,

                            HELICON PARTNERS I, L.P.,

                             BAUM INVESTMENTS, INC.,

                                       AND

                              THE LIMITED PARTNERS
                           OF HELICON PARTNERS I, L.P.

                                LIST OF EXHIBITS

(the following exhibits have been omitted and will be supplementally provided to the SEC upon their request.)

Name                                                               Exhibit
----                                                               -------

Amended LLC Agreement                                                 A

Excluded Assets                                                       B

Indemnity Agreement                                                   C

Release of Debt Obligations                                           D

Put Agreement                                                         E

Sellers' Addresses                                                    F

                               PURCHASE AGREEMENT

         This PURCHASE AGREEMENT (this "AGREEMENT") is dated as of March 22, 1999, by and among CHARTER COMMUNICATIONS, INC., a Delaware corporation ("CHARTER"), CHARTER COMMUNICATIONS LLC, a Delaware limited liability company ("BUYER"), CHARTER HELICON, LLC, a Delaware limited liability company ("GP BUYER"), HELICON PARTNERS I, L.P., a Delaware limited partnership ("HELICON"), BAUM INVESTMENTS, INC., a Delaware corporation ("BII"),, and the Limited Partners.

                                    RECITALS:

         A. BII holds certain assets, including the BII Assets, and, as of the date of this Agreement, the Limited Partners comprise all of Helicon's limited partners and hold all of Helicon's limited partnership interests and preferred interests.

         B. Buyer and GP Buyer are indirect wholly owned subsidiaries of Charter.

         C. Buyer desires to acquire from the Limited Partners all of their limited partnership interests and preferred interests in Helicon.

         D. GP Buyer desires to acquire the BII Assets by the contribution of such BII Assets to GP Buyer, with BII receiving, in exchange for the contribution of the BII Assets, the Preferred LLC Interest.

         E. The parties hereto desire to set forth the terms in accordance with which BII shall contribute the BII Assets to GP Buyer, and the Partners shall transfer their Helicon limited partnership interests and preferred interests to Buyer, in each case for the consideration and on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS:

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the parties to this Agreement, intending to be bound legally, agree as follows:

SECTION 1: CERTAIN DEFINITIONS

         1.1 TERMS DEFINED IN THIS SECTION. The following terms, as used in this Agreement, have the meanings set forth in this Section:

         "ACCOUNTS RECEIVABLE" means all rights of the Helicon Companies to payment for goods or services provided prior to the Adjustment Time (including, but not limited to, rights to payment for cable services provided to customers of the Systems, the sale of advertising, the leasing of channels, and other goods, services and rentals).

         "ADJUSTMENT TIME" means 11:59 p.m., East Coast time on the Closing
Date.

         "AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person.

         "AMENDED LLC AGREEMENT" means the Amended and Restated Operating Agreement of GP Buyer, substantially in the form attached hereto as EXHIBIT A.

         "ASSETS" means all of the tangible and intangible assets that are owned, leased or held by the Helicon Companies and that are used or held for use in connection with the conduct of their business or the operation of the Systems other than the Excluded Assets and less any such Assets that are sold, transferred or otherwise conveyed by the Helicon Companies to third Persons prior to the Closing in accordance with the provisions of this Agreement; PROVIDED, that, with respect to any assets that are leased by the Helicon Companies, or otherwise not owned by the Helicon Companies, "Assets" includes only the interest, title and rights in such assets held by the Helicon Companies.

         "BASIC SUBSCRIBER" means, with respect to any System, any Subscriber to a System at the regular basic monthly subscription rate (including discounted rates offered in the ordinary course of business consistent with past practice) for at least broadcast basic cable service (either alone or in combination with any other service) for such System, who has rendered payment for at least one month's service and who has not more than Five Dollars ($5.00) more than two (2) months past due from the last day of the period to which any outstanding bill relates.

         "BAUM" means Theodore B. Baum, who is the sole stockholder of BII.

         "BII ASSETS" means the assets of BII set forth on SCHEDULE 3.3.

         "BULK SUBSCRIBER" means, with respect to any System, any Subscriber, other than a Basic Subscriber, to at least broadcast basic cable service (either alone or in combination with any other service) which is billed on a bulk basis to bulk commercial accounts, such as hotels, motels, hospitals, apartment houses and similar multiple dwelling units or other commercial accounts and who has rendered payment for at least one month's service at such Subscriber's regular basic monthly subscription rate without discount (except regularly offered discounts) and who does not have more than $10.00 that is more than two (2) months past due from the last day of the period to which any outstanding bill relates.

         "CABLE ACT" means Title VI of the Communications Act of 1934, as amended, 47 U.S.C. Section 151 ET SEQ., all other provisions of the Cable Communications Policy Act of 1984 and the provisions of the Cable Television Consumer Protection and Competition Act of 1992, and the provisions of the Telecommunications Act of 1996 amending Title VI of the Communications Act of 1934, in each case as amended and in effect from time to time.

         "CALL AGREEMENT" means the Agreement, dated December 16, 1998, as amended January 25, 1999, among BII (as assignee) and the Subordinated Holders, entitling BII to acquire, in accordance with the terms thereof, the Warrants for an acquisition price of $43,250,000.

         "CHARTER'S DISCLOSURE SCHEDULES" means the Disclosure Schedules referred to in Section 5 of this Agreement and attached to this Agreement.

         "CHARTER PARTIES" means Charter, Buyer and GP Buyer.

         "CLOSING" means the purchase and sale of the Purchased Interests and the consummation of the BII Contribution pursuant to this Agreement.

         "CLOSING DATE" means the date on which the Closing occurs.

         "CODE" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, all as amended and in effect from time to time.

         "COMPENSATION ARRANGEMENT" means any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees, former employees, officers, directors and shareholders of Helicon or any ERISA Affiliate any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan.

         "CONSENTS" means the consents, permits, approvals and authorizations of Governmental Authorities and other Persons necessary to transfer the Purchased Interests to Buyer, to effect the BII Contribution or otherwise to consummate the transactions contemplated by this Agreement.

         "CONTRACTS" means all leases, easements, rights-of-way, rights of entry, programming agreements, pole attachment and conduit agreements, customer agreements, and other agreements, written or oral (including any amendments and other modifications thereto) to which any Helicon Company is a party or which are binding upon any Helicon Company.

         "COPYRIGHT ACT" means the Copyright Act of 1976, as amended and in effect from time to time.

         "EMPLOYEE PLAN" means any pension, retirement, profit-sharing, deferred compensation, vacation, severance, bonus, incentive, medical, vision, dental, disability, life insurance, other employee benefit plan as defined in Section 3(3) of ERISA or any other employee plan, program, arrangement or agreement to which any Helicon Company or any ERISA Affiliate of any Helicon Company contributes or is required to contribute, or which any Helicon Company or any such ERISA Affiliate sponsors or maintains.

         "ENCUMBRANCES" means any pledge, claim, mortgage, lien, charge, encumbrance, right to purchase, right of first refusal, adverse interest, attachment, exception to or defect in title or other ownership interest or security interest of any kind or nature whatsoever.

         "ENFORCEABILITY EXCEPTIONS" means the exceptions or limitations to the enforceability of contracts under bankruptcy, insolvency, or similar laws affecting creditors' rights generally, by judicial discretion in the enforcement of equitable remedies and by public policies generally.

         "ENVIRONMENTAL CLAIM" means any claim, complaint, action, suit, proceeding, investigation or notice, including without limitation any proceeding before any federal, state or local administrative body by any Person, agent or agency of a federal, state or local government alleging potential liability arising out of, based on or resulting from (i) the release or disposal into, or the presence in the environment, including, without limitation, the indoor environment, soil, subsurface, surface or groundwater, of any pollutant, contaminant, waste, toxic substance, hazardous substance, petroleum or petroleum derivative at any location, whether or not owned by the Seller, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

         "ENVIRONMENTAL LAW" means any and all federal, state or local laws, statues, rules, regulations, ordinances, orders, decrees or other binding obligations (i) related to releases or threatened releases of any Hazardous Material to soil, surface water, groundwater, air or any other environmental media; (ii) governing the use, treatment, storage, disposal, transport, or handling of Hazardous Material; or (iii) related to the protection of the environment and human health. Such Environmental Laws shall include, but are not limited to, RCRA, CERCLA, EPCRA, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Endangered Species Act, and any other federal, state or local laws, statutes, ordinances, rules, orders, permit conditions, licenses or any terms or provisions thereof related to clauses (i), (ii), or (iii) above.

         "EQUITY INTERESTS" means any and all shares, interests or other equivalent interests (however designated) in the equity of any Person, including capital stock, partnership interests and membership interests, and including any rights, options or warrants with respect thereto.

         "EQUIVALENT SUBSCRIBERS" means, with respect to any System as of any date, the sum of: (A) the number of Basic Subscribers served by such System as of such date; and (B) the number of Basic Subscribers represented by the Bulk Subscribers served by such System as of such date, which number shall be calculated for each class of service provided by such System by dividing (1) the monthly billings attributable to such System's Bulk Subscribers for each such class of service provided by such System for the calendar month immediately preceding the date on which such calculation is made, by (2) the full, non-discounted monthly rate charged by such System for such class of service, respectively (excluding pass-through charges for sales taxes, line-itemized franchise fees, fees charged by the FCC and other similar line-itemized charges). For purposes of the foregoing, monthly billings shall exclude billings for A LA CARTE or digital service tiers and for premium services, pass-through charges for sales taxes, line-itemized franchise fees, fees charged by the FCC and other similar line-itemized charges, and nonrecurring charges or credits which include those relating to installation, connection, relocation and disconnection fees and miscellaneous rental charges for equipment such as remote control devices and converters.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder, all as amended and in effect from time to time.

         "ERISA AFFILIATE" means a trade or business affiliated within the meaning of Sections 414(b), (c) or (m) of the Code.

         "ESCROW AGENT" means State Street Bank and Trust Company, or any other bank reasonably acceptable to Buyer and the Partners.

         "EXCLUDED ASSETS" means the assets listed on EXHIBIT B.

         "FCC" means the Federal Communications Commission, or any successor agency thereof.

         "FCC LICENSE" means any domestic satellite, business radio or other License issued by the FCC.

          "FCC REGULATIONS" means the rules, regulations and published policies and decisions of the FCC promulgated by the FCC with respect to the Cable Act, all as in effect from time to time.

         "FRANCHISE" means any cable television franchise, related agreements, ordinances, permits, instruments, resolutions or other authorizations issued or granted to a Helicon Company by any Franchising Authority, including all amendments thereto and renewals or modifications thereof authorizing the construction or operation of a cable television system.

         "FRANCHISE AREA" means the specific geographic area, comprising a municipality or portion of a county or other political instrumentality, in which a Helicon Company provides cable television service (A) pursuant to a Franchise, or (B) where a Franchise is being renewed or is not required, pursuant to applicable Legal Requirements.

         "FRANCHISE/FCC CONSENT" means any Consent that is necessary or required for the transfer of control to Charter to occur upon the consummation of the transactions contemplated by this Agreement, from a Franchising Authority or the FCC with respect to, respectively, the Franchises or the FCC Licenses.

         "FRANCHISING AUTHORITIES" means all Governmental Authorities that have issued or granted any Franchises relating to the operation of a System.

         "GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

         "GP INTEREST" means the general partnership interest in Helicon held by BII.

         "GOVERNMENTAL AUTHORITY" means any federal, state or local governmental authority or instrumentality, including any court, tribunal or administrative or regulatory agency, department, bureau, commission or board.

         "HAZARDOUS SUBSTANCE" means any substance, hazardous material, or other substance or compound regulated under Environmental Laws, including, without limitation, petroleum or any refined product or fraction or derivative thereof.

         "HCC" means Helicon Capital Corp., a Delaware corporation.

         "HELICON COMPANIES" means Helicon, THGLP, HPIAC, HCC and their respective Subsidiaries as listed on SCHEDULE 3.3 hereto, each of which may be referred to herein individually as a "Helicon Company."

         "HELICON CORP." means Helicon Corp., a Delaware corporation, which is one of the Limited Partners and provides certain management services pursuant to the Management Agreements with respect to the operation of the Helicon Companies.

         "HELICON'S DISCLOSURE SCHEDULES" means the Disclosure Schedules referred to in Sections 3, 4 and 6.1 of this Agreement and attached to this Agreement.

         "HELICON PARTIES" means Helicon, BII and the Limited Partners.

         "HPIAC" means HPI Acquisition Co., LLC, a Delaware limited liability company.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the regulations promulgated by the Federal Trade Commission with respect thereto, all as amended and in effect from time to time.

         "INDEBTEDNESS" of any Person means, without duplication, (a) all indebtedness for borrowed money (including but not limited to the THGLP Note);
(b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to surety instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossessions or sale of such property); (f) all capitalized lease obligations; (g) all net obligations with respect to swap Contracts; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all guaranty obligations in respect of indebtedness or obligations of another Person that is not a Helicon Company of the kinds referred to in clauses (a) through (g) above.

         "INDEMNITY AGREEMENT" means the Indemnity Agreement among Buyer (as agent for and on behalf of the Charter Parties), Helicon Corp. (as agent for and on behalf of Sellers), and the Escrow Agent, substantially in the form of EXHIBIT C.

         "INDEMNITY FUND" means the amount of $10,000,000 being deposited by Buyer with, or at Sellers' option, being provided by Sellers in the form of the Letters of Credit delivered to and in favor of, the Escrow Agent pursuant to the Indemnity Agreement in accordance with Sections 2.5 and 10.4 hereof and the terms of the Indemnity Agreement, to provide a fund for the payment of any indemnification to which any Charter Party shall be entitled under Section 10 hereof.

         "INTANGIBLES" means all copyrights, trademarks, trade names, service marks, service names, patents, permits, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests issued to or owned by any of the Helicon Companies.

         "LEGAL REQUIREMENTS" means applicable common law and any applicable statute, permit, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated or applied by any Governmental Authority, including any applicable, order, judicial decision, decree or judgment which may have been handed down, adopted or imposed by any Governmental Authority, all as in effect from time to time.

         "LEGAL RESTRICTIONS" means restrictions on transfer arising under federal and state securities laws, the Cable Act, FCC Regulations, the Franchises and the Licenses.

         "LETTERS OF CREDIT" means the original irrevocable letters of credit in the aggregate amount of $10,000,000 that may, at the Sellers' option, be delivered to the Escrow Agent at Closing to fund the Indemnity Fund, which letters shall permit partial drawings and be issued in customary commercial form by financial institutions reasonably acceptable to Buyer.

         "LICENSES" means all FCC Licenses, permits or other authorizations, and all other licenses, authorizations and permits issued by any Governmental Authority, that are held by a Helicon Company for the business or operation of the Systems, excluding the Franchises.

         "LIMITED PARTNERS" shall mean all holders of the LP Interests, PROVIDED, HOWEVER, that BII shall only be a Limited Partner upon the exercise of the Warrants pursuant to Section 6.9.

         "LOSS" or "LOSSES" means any claims, damages, losses, liabilities, taxes, injuries to persons, property or natural resources, fines, penalties, costs and expenses (excluding any and all consequential and incidental damages), including without limitation, settlement costs and any reasonable legal, accounting or other expenses incurred in connection with investigating or defending any action or threatened actions.

         "LP INTERESTS" means the limited partnership interests in Helicon held by the Limited Partners, and by BII as contemplated by Section 6.9.

         "MANAGEMENT AGREEMENTS" means the Agreement, dated April 8, 1996, between Helicon and Helicon Corp., and the Agreement, dated November 2, 1993, between THGLP and Helicon Corp.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, financial condition, results of operations, Assets or liabilities of the Helicon Companies, taken as a whole, other than those resulting from changes in economic conditions that are applicable to the cable industry generally on a national, state, or regional basis, any changes in conditions (including Rate Regulatory Matters, and other proposed or enacted federal or state governmental legislation, regulations or decisions or policies formally adopted pursuant thereto) that are applicable to the cable industry generally on a national, state or regional basis, or any changes in competitive activities affecting the Systems.

         "MATERIAL CONTRACT" means any Contract (i) that is material to the business, financial condition or results of operations of the Helicon Companies, taken as a whole or (ii) that requires payments in the aggregate of more than $50,000 per year.

         "ORGANIZATIONAL DOCUMENTS" means the articles or certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company operating agreement, and all other organizational documents of any Person other than an individual.

         "PARTNERS" means BII and the Limited Partners.

         "PARTNERSHIP AGREEMENT" means the Agreement of Limited Partnership of Helicon Partners I, L.P., dated as of April 8, 1996, among BII and the Limited Partners.

         "PERMITTED ENCUMBRANCES" means each of the following: (A) liens for current taxes and other governmental charges that are not yet due and payable;
(B) liens for taxes, assessments, governmental charges or levies, or claims the non-payment of which is being diligently contested in good faith or liens arising out of judgments or awards against the Helicon Companies with respect to which at the time there shall be a prosecution for appeal or there shall be a proceeding to review or the time limit has not yet run for such an appeal or review with respect to such judgment or award; PROVIDED that with respect to the foregoing liens in this clause (B) adequate reserves shall have been set aside on the Helicon Companies' books, and no foreclosure, distraint, sale or similar proceedings shall have been commenced with respect thereto that remain unstayed for a period of 60 days after their commencement; (C) liens of carriers, warehousemen, mechanics, laborers, and materialmen and other similar statutory liens incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, and for which adequate reserves have been set aside on the Helicon Companies' books; (D) liens incurred in the ordinary course of business in connection with worker's compensation and unemployment insurance or similar laws; (E) statutory landlords' liens; (F) with respect to the Real Property, leases, easements, rights to access, rights-of-way, mineral rights or other similar reservations and restrictions which are either of record or set forth in Schedule 3.9 or in the deeds or leases to such Real Property or which, either individually or in the aggregate, do not materially and adversely affect or interfere with the ownership or use of any such Real Property in the business and operations of the Systems as presently conducted; and (G) any Encumbrances relating to the Debt Obligations or as described in Schedule 3.9.

         "PERSON" means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, Governmental Authority or other entity or organization.

         "PREFERRED INTERESTS" means all preferred partnership interests in Helicon, including the Preferred Partnership Interests, the Additional Preferred Interests, any Pari Passu Preferred Interests and any Senior Equity Interests, as such terms are defined in the Partnership Agreement.

         "PREFERRED LLC INTEREST" means the preferred interest in GP Buyer to be issued to BII pursuant to the BII Contribution and whose terms are set forth in the Amended LLC Agreement.

         "PURCHASED INTERESTS" means the LP Interests and the Preferred
Interests.

         "RATE REGULATORY MATTER" means, with respect to any cable television system, any matter or any effect on such system or the business or operations thereof, arising out of or related to the Cable Act, any FCC Regulations heretofore adopted thereunder, or any other present or future Legal Requirement dealing with, limiting or affecting the rates which can be charged by cable television systems to their customers (whether for programming, equipment, installation, service or otherwise).

         "REAL PROPERTY" means all of the fee and leasehold estates and, to the extent of the interest, title, and rights of the Helicon Companies in the following: buildings and other improvements thereon, easements, licenses, rights to access, rights-of-way, and other real property interests that are owned or held by any of the Helicon Companies and used or held for use in the business or operations of the Systems, plus such additions thereto and less such deletions therefrom arising between the date hereof and the Closing Date in accordance with this Agreement.

         "REQUIRED CONSENTS" means the Consents that are designated by the symbol "(R)(C)" on Schedules 3.4 and 4.2 .

         "SEC" means the U.S. Securities and Exchange Commission, or any successor agency thereto.

         "SECURITIES ACT" means the Securities Act of 1933, and the rules and regulations of the SEC promulgated thereunder, as amended, all as in effect from time to time.

         "SELLERS" means the Partners with respect to the sale of their LP Interests, the Limited Partners with respect to the sale of their Preferred Interests, and solely with respect to the representations and warranties set forth in Section 4 and the indemnification provisions set forth in Section 10, BII with respect to the BII Assets.

         "SUBORDINATED HOLDERS" means Sandler Mezzanine Partners, L.P. Sandler Mezzanine T-E Partners, L.P., Sandler Mezzanine Foreign Partners, L.P., SunAmerica, Inc., Permal Private Equity Holdings, L.P., Private Equity Holdings, L.P. and Union Venture Corporation.

         "SUBSCRIBER" means any Person to whom any Helicon Company provides cable television programming or other service through the Systems into a single household, a multiple dwelling unit, a hotel or motel unit, a commercial business or any other real property improvement.

         "SUBSIDIARY" means, with respect to any Person, any other Person of which the outstanding voting Equity Interests sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, of which 50% or more of the Equity Interests) is owned (beneficially or otherwise) directly or indirectly by such first Person or any Subsidiary thereof.

         "SYSTEMS" means the cable television systems owned and operated by any Helicon Company or any combination of any of them, each of which may be referred to herein individually as a "System."

         "TANGIBLE PERSONAL PROPERTY" means all of the equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, converters, spare parts and other tangible personal property which are owned or leased by any of the Helicon Companies and used or held for use in the conduct of the business or operations of the Systems, plus such additions thereto and less such deletions therefrom arising between the date hereof and the Closing Date in accordance with this Agreement.

         "TAX" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind imposed by any government or taxing authority, including without limitations: federal, state, local, or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, capital, transfer, employment, withholding, or other tax or governmental assessment, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

         "TAX RETURN" means any tax return, declaration of estimated tax, tax report or other tax statement, or any other similar filing, including any schedule or attachment thereto, and including any amendment thereof, required to be submitted to any Governmental Authority with respect to any Tax.

         "THGLP" means The Helicon Group, L.P., a Delaware limited partnership.

         "THGLP NOTE" means the promissory note dated November 2, 1993, executed by THGLP and held by Baum, in the original principal amount of $5,000,000.

         "TRANSACTION DOCUMENTS" means this Agreement, the Indemnity Agreement, the Amended LLC Agreement, the Put Agreement, the Option Agreements and the other documents, agreements, certificates and other instruments to be executed, delivered and performed by the parties in connection with the transactions contemplated by this Agreement.

         "TRANSFERABLE FRANCHISE AREA" means any Franchise Area with respect to which (A) any Consent necessary under a Franchise in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained or shall have been deemed obtained by operation of law in accordance with the provisions of the Cable Act, or (B) no Consent is necessary under a Franchise in connection with the consummation of the transactions contemplated by this Agreement.

         "UPSET DATE" means July 31, 1999; PROVIDED, HOWEVER, that (A) in the event that the Closing shall not have occurred on or prior to July 31, 1999 due to a "governmental delay," the Upset Date shall be extended to August 30, 1999, and (B) thereafter, in the event that the Closing shall not have occurred on or prior to August 30, 1999 due to a "governmental delay," the Upset Date shall be extended to September 29, 1999; with "governmental delay" meaning the failure, without any breach by any of the parties hereto of their obligations hereunder, to receive from a Governmental Authority any consents or authorizations which are required as a condition of Closing. In the event that the Closing shall not have occurred on or prior to September 29, 1999 due to a "governmental delay," Sellers shall have the option, exercisable by written notice to the Charter Parties no later than the close of business on such date, to extend the Upset Date to November 30, 1999; provided, that, as a condition to the exercise of such option, Helicon shall have exercised commercially reasonable efforts to obtain such consents and authorizations prior to September 29, 1999; and PROVIDED, FURTHER, that, Sellers shall continue to exercise commercially reasonable efforts to obtain such consents and authorizations as soon after September 29, 1999 as is practicable.

         "WARRANTS" means the Warrants issued as of April 8, 1996, to the Subordinated Holders by Helicon entitling them to purchase an aggregate of 2,419.1 units of Class B Common LP Interests in Helicon.

         1.2 TERMS DEFINED ELSEWHERE IN THIS AGREEMENT. For purposes of this Agreement, and in addition to the definitions set forth in the first paragraph hereof and in Section 1.1, the following terms have the meanings set forth in the sections indicated:

                  ----------------------------------------------------------
                  Term                             Section
                  ----                             -------
                  ----------------------------------------------------------
                  Adjustment Assets                Section 2.4(b)(1)
                  ----------------------------------------------------------
                  Adjustment Liabilities           Section 2.4(b)(2)
                  ----------------------------------------------------------
                  Allocation Agreement             Section 6.10(d)(ii)
                  ----------------------------------------------------------
                  Antitrust Division               Section 6.5
                  ----------------------------------------------------------
                  BII Contribution                 Section 2.1
                  ----------------------------------------------------------
                  Cash Consideration               Section 2.3
                  ----------------------------------------------------------
                  Charter Agent                    Section 11.7(b)
                  ----------------------------------------------------------
                  Charter Financial Statements     Section 5.6
                  ----------------------------------------------------------
                  Claimant                         Section 10.6(a)
                  ----------------------------------------------------------


                                      -14-

                  ----------------------------------------------------------
                  Term                             Section
                  ----                             -------
                  ----------------------------------------------------------
                  Closing Equivalent Subscribers   Section 2.4(a)
                  ----------------------------------------------------------
                  Closing Subscriber Data          Section 2.5
                  ----------------------------------------------------------
                  Closing Net Liabilities          Section 2.4(b)
                  ----------------------------------------------------------
                  Confidential Information         Section 6.2(a)
                  ----------------------------------------------------------
                  Debt Obligations                 Section 2.4(b)(3)
                  ----------------------------------------------------------
                  Estimated Cash Consideration     Section 2.5
                  ----------------------------------------------------------
                  Fee Properties                   Section 3.9
                  ----------------------------------------------------------
                  Final Closing Statement          Section 2.6(a)
                  ----------------------------------------------------------
                  Financial Statements             Section 3.5
                  ----------------------------------------------------------
                  FTC                              Section 6.5
                  ----------------------------------------------------------
                  Indemnity Fund                   Section 10.4
                  ----------------------------------------------------------
                  Indemnifying Party               Section 10.6(a)
                  ----------------------------------------------------------
                  Inventory                        Section 3.19
                  ----------------------------------------------------------
                  Investment Person                Section 3.3(a)
                  ----------------------------------------------------------
                  IRS                              Section 3.13(f)(viii)
                  ----------------------------------------------------------
                  Leased Properties                Section 3.9
                  ----------------------------------------------------------
                  Leases                           Section 3.9
                  ----------------------------------------------------------
                  Option Agreements                Section 6.16
                  ----------------------------------------------------------
                  Partnership Assets               Section 6.10(d)(1)
                  ----------------------------------------------------------
                  Preliminary Closing Statement    Section 2.5
                  ----------------------------------------------------------
                  Purchase Consideration           Section 6.10(d)(2)
                  ----------------------------------------------------------
                  Put Agreement                    Section 6.16
                  ----------------------------------------------------------
                  Sellers' Agent                   Section 11.7(a)
                  ----------------------------------------------------------
                  Tax Partnership                  Section 3.12(f)
                  ----------------------------------------------------------


                                      -15-

                  ----------------------------------------------------------
                  Term                             Section
                  ----                             -------
                  ----------------------------------------------------------
                  THGLP Note Purchase Price        Section 2.2(c)
                  ----------------------------------------------------------
                  Welfare Plan                     Section 3.13(d)
                  ----------------------------------------------------------
                  Year 2000 Plan                   Section 6.21
                  ----------------------------------------------------------
                  Year 2000 Matters                Section 3.21
                  ----------------------------------------------------------

         1.3 RULES OF CONSTRUCTION. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires. As used in this Agreement, the word "including" is not limiting, and the word "or" is not exclusive. Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section is a reference to a Section of this Agreement, a reference to an Exhibit is a reference to an Exhibit to this Agreement, a reference to a Schedule is a reference to a Schedule to this Agreement, and the terms "hereof," "herein," and other like terms refer to this Agreement as a whole, including the Disclosure Schedules and the Exhibits to this Agreement, and not solely to any particular part of this Agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 2: CONTRIBUTION OF BII ASSETS; SALE AND PURCHASE OF PURCHASED INTERESTS;
           CASH CONSIDERATION

         2.1 CONTRIBUTION. Subject to the terms and conditions of this Agreement, BII hereby agrees to contribute, transfer, assign and deliver to GP Buyer at the Closing, and GP Buyer hereby agrees to acquire and assume at the Closing, all of BII's right, title and interests in, to and under the BII Assets, free and clear of all Encumbrances, subject to Legal Restrictions, in consideration of GP Buyer's issuance and transfer to BII of the Preferred LLC Interest (the "BII CONTRIBUTION").

         2.2 AGREEMENT TO SELL AND BUY PURCHASED INTERESTS. Subject to the terms and conditions set forth in this Agreement, each Seller hereby agrees to sell, transfer, assign and deliver to Buyer at the Closing, and Buyer hereby agrees to purchase and assume at the Closing, the Purchased Interests held by such Seller, free and clear of all Encumbrances, subject to Legal Restrictions as follows:

                  (a) Each of the Partners shall sell, transfer and convey to Buyer such Partner's LP Interest, and Buyer shall buy such LP Interest for such portion of the Cash

Consideration as shall be determined in accordance with the provisions of Sections 2.3 and 2.5 hereof.

                  (b) Each of the Limited Partners shall sell, transfer and convey to Buyer such Limited Partner's Preferred Interest, and Buyer shall buy such Preferred Interest for such portion of the Cash Consideration as shall be determined in accordance with the provisions of Sections 2.3 and 2.5 hereof.

                  (c) In addition thereto, Baum shall sell, transfer and convey to Buyer the THGLP Note, and Buyer shall buy the THGLP Note for a purchase price equaling the sum, as of the Closing Date, of the principal outstanding under the THGLP Note, plus all accrued and unpaid interest thereon (the "THGLP NOTE PURCHASE PRICE").

         2.3 CASH CONSIDERATION FOR LP INTERESTS AND PREFERRED INTERESTS. Buyer shall pay and deliver to the Partners, as consideration for the sale of the LP Interests and the Preferred Interests, an aggregate cash payment equal to the difference of (A) Five Hundred Twenty-Eight Million Six Hundred Twenty-Eight Thousand Two Hundred Fifty Dollars ($528,628,250) less (B) the amount of the THGLP Note Purchase Price, as adjusted in accordance with Sections 2.4, 2.5 and
2.6 below (the "CASH CONSIDERATION"). The Cash Consideration (including any adjustments thereto) payable with respect to the LP Interests and Preferred Interests shall be allocated among the Partners, as determined by the Partners and specified and noticed to Buyer on the Preliminary Closing Statement (as may be modified by the Limited Partners prior to and after Closing to reflect adjustments thereto agreed to among the Partners). Each Partner shall agree, with Buyer's acknowledgment, to such allocation in writing at or prior to the Closing, and such notice and written acknowledgment shall control the allocation of the Estimated Cash Consideration among the Limited Partners at Closing.

         2.4 CASH CONSIDERATION ADJUSTMENTS.

                  (a) CLOSING EQUIVALENT SUBSCRIBERS. The Cash Consideration shall be decreased by the number, if any, by which the number of Closing Equivalent Subscribers is less than 170,300 multiplied by $3,230. For purposes of this Agreement, "CLOSING EQUIVALENT SUBSCRIBERS" means the total number of Equivalent Subscribers for all of the Systems as of the Closing Date.

                  (b) CLOSING NET LIABILITIES. The Cash Consideration shall be decreased by the amount of the Closing Net Liabilities. For purposes of this Agreement, "CLOSING NET LIABILITIES" means Adjustment Liabilities as of the Adjustment Time, DECREASED BY Adjustment Assets as of the Adjustment Time.

                           (1) Subject to the other provisions of this Section
2.4(b), "ADJUSTMENT ASSETS" means, as of any date, in each case computed for the Helicon Companies on a consolidated basis and without duplication in accordance with GAAP, the sum of: (A) cash and cash equivalents; (B) prepaid expenses and deposits; (C) Accounts Receivable and other receivables; (D) Tax refunds due to any of the Helicon Companies for any Tax period ending prior to the Adjustment Time; and (E) any other current assets which are reflected in the Financial Statements or, pursuant to GAAP, should have been but were not reflected in the Financial Statements. For purposes of the foregoing, Accounts Receivable (net of any allowance for doubtful accounts) shall be valued at 100% of all Subscriber receivables that are less than one month past due, 99% of all Subscriber receivables that are between one and two months past due, 60% of all Subscriber receivables between two and three months past due, and 95% of all advertising and other receivables that are less than three months past due, in each case determined from the later of the last day of the period to which any outstanding bill relates, or the date of billing.

                           (2) Subject to the other provisions of this Section
2.4(b), "ADJUSTMENT LIABILITIES" means, as of any date, in each case computed for the Helicon Companies on a consolidated basis and without duplication in accordance with GAAP, the sum of: (A) accounts payable; (B) expenses of the Helicon Companies relating to the consummation of the transactions contemplated by this Agreement, including fees and expenses of attorneys, accountants, financial advisors and broker fees, if such fees and expenses are paid after the Closing Date, but excluding any expenses that Buyer agrees to pay or is obligated to pay pursuant to this Agreement; (C) accrued and unpaid expenses;
(D) Subscriber prepayments and deposits; (E) Tax payments due and payable by any of the Helicon Companies to any Governmental Authority for all Tax periods ending on or prior to the Adjustment Time; (F) all obligations for any management fees (deferred or otherwise) owed by the Helicon Companies to Helicon Corp. under the Management Agreements; (G) the amount of the Debt Obligations as of the Adjustment Time; (H) accrued and unpaid vacation pay and sick leave related to any and all persons employed by any of the Helicon Companies; (I) one-half of the Taxes and fees described in Section 6.10(e); and (J) any other current liabilities which are reflected in the Financial Statements or, pursuant to GAAP, should have been but were not reflected in the Financial Statements.

                           (3) "DEBT OBLIGATIONS" means, with respect to the
Helicon Companies on a consolidated basis without duplication, Indebtedness of the Helicon Companies, including, but not limited to, all liabilities of the Helicon Companies (as defined and determined in accordance with GAAP) under the debt instruments listed in SCHEDULE 3.6; PROVIDED, HOWEVER, that, neither Debt Obligations nor Adjustment Liabilities shall include: (i) any amounts payable to the Subordinated Holders with respect to the Warrants; (ii) any amounts in respect of performance bonds issued on behalf of any of the Helicon Companies to secure its performance in the ordinary course of business; (iii) any amounts in the nature of prepayment penalties or other fees or expenses that are required to be paid under the terms of such debt instruments with respect to the assumption of the Debt Obligations, or the refinancing or satisfaction thereof, or the change of control of the Helicon Companies; (iv) any amounts payable with respect to leases of equipment or vehicles; and (v) any amounts payable under mortgages securing local financings as listed in Item 9 on SCHEDULE 3.6, and (vi) the THGLP Note Purchase Price.

                           (4) Revenues and expenses shall be treated as prepaid
or accrued so as to reflect the principle that revenues and expenses attributable to the period prior to the Adjustment Time shall be for the account of the Partners, and revenues and expenses attributable to the period after the Adjustment Time shall be for the account of Buyer.

                           (5) Deferred income Taxes of any Helicon Company
shall not be treated as Adjustment Assets or Adjustment Liabilities.

                  (c) CLOSING DATE REIMBURSEMENTS. The Cash Consideration shall be increased by the amounts, if any, provided for in Sections 6.1(c)(3), and decreased by the amount, if any, provided for in Section 6.1(c)(4).

         2.5 PAYMENTS AT CLOSING. Helicon shall arrange for CableData, Inc., to complete a print-out of Subscriber data (the "CLOSING SUBSCRIBER DATA") as of a date on or about fifteen (15) days prior to the date scheduled for the Closing, a copy of which print-out will be promptly provided by Helicon to Charter. No later than ten (10) days prior to the date scheduled for the Closing, Helicon shall prepare and deliver to Buyer a written report (the "PRELIMINARY CLOSING STATEMENT") setting forth Helicon's estimates of Closing Net Liabilities, Closing Equivalent Subscribers, and the Cash Consideration (including the portion thereof payable to each Partner) determined in accordance with Sections 2.3, 2.4 and this Section 2.5. The Preliminary Closing Statement shall be prepared by Helicon in good faith in accordance with GAAP and shall be certified by Helicon to be its good faith estimate of the Closing Net Liabilities, Closing Equivalent Subscribers and Cash Consideration as of the date thereof. Helicon shall make available to Buyer such information as Buyer shall reasonably request relating to the matters set forth in the Preliminary Closing Statement. Buyer shall notify Helicon in writing in the event Buyer disputes any amount set forth on the Preliminary Closing Statement. Buyer and Helicon shall, in good faith, use all reasonable efforts to resolve any dispute with respect to any amount set forth on the Preliminary Closing Statement prior to the date scheduled for the Closing. At Closing, in addition to the payment of the THGLP Note Purchase Price to Baum, Buyer shall pay (a) unless the Sellers shall have elected to deliver the Letters of Credit, to the Escrow Agent the amount of the Indemnity Fund, to be held by the Escrow Agent in escrow on behalf of Sellers in accordance with the terms of the Indemnity Agreement, and (b) to the Partners (allocated to them as they shall have agreed pursuant to Section 2.3), the portion of the Cash Consideration, as adjusted on the basis of the Preliminary Closing Statement (as adjusted by Helicon and Buyer prior to Closing) less the aggregate amount, if any, paid to the Escrow Agent under clause (a), with the sum of the amounts paid by Buyer under clauses (a) and (b) being referred to as the "ESTIMATED CASH CONSIDERATION".

         2.6 POST-CLOSING PAYMENT OF CASH CONSIDERATION ADJUSTMENTS.

                  (a) FINAL CLOSING STATEMENT. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Helicon Corp. a written report (the "FINAL CLOSING STATEMENT") setting forth Buyer's final estimates of Closing Net Liabilities and Closing Equivalent Subscribers, determined in accordance with Section 2.4. The Final Closing Statement shall be prepared by Buyer in good faith in accordance with GAAP and shall be certified by Buyer to be, as of the date prepared, its good faith estimate of the Closing Net Liabilities, Closing Equivalent Subscribers and Cash Consideration. Buyer shall allow Helicon Corp. and its agents reasonable access after the Closing Date to make copies of the books, records and accounts of the Helicon Companies and make available to Helicon Corp. such information as Helicon Corp. reasonably requests to allow Helicon Corp. to examine the accuracy of the Final Closing Statement. If Buyer fails to deliver the Final Closing Statement to Helicon Corp. within ninety (90) days of the Closing, Buyer shall be deemed to have waived its right to payment of any Cash Consideration adjustment pursuant to Section 2.6(b)(1)(B). Within thirty (30) days after the date that the Final Closing Statement is delivered by Buyer to Helicon Corp., Helicon Corp. shall complete its examination thereof and may deliver to Buyer a written report setting forth any proposed adjustments to any amounts set forth in the Final Closing Statement. If Helicon Corp. notifies Buyer of its acceptance of the amounts set forth in the Final Closing Statement, or if Helicon Corp. fails to deliver its report of any proposed adjustments within the thirty (30) day period specified in the preceding sentence, the amounts set forth in the Final Closing Statement shall be conclusive, final, and binding on the parties as of the last day of such thirty (30) day period. Buyer and Helicon Corp. shall, in good faith, use all reasonable efforts to resolve any dispute involving the amounts set forth in the Final Closing Statement. If Helicon Corp. and Buyer fail to agree on any amount set forth in the Final Closing Statement within fifteen (15) days after Buyer receives Helicon Corp.'s report pursuant to this Section 2.6, then Helicon Corp. will retain Deloitte & Touche LLP to make the final determination, under the terms of this Agreement, of any amounts under dispute. Deloitte & Touche LLP shall endeavor to resolve the dispute as promptly as practicable and such firm's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. The costs and expenses of Deloitte & Touche LLP and its services rendered pursuant to this Section 2.6 shall be borne one-half by Buyer and one-half by Sellers.

                  (b) PAYMENT OF CASH CONSIDERATION ADJUSTMENTS.

                           (1) After the amount of the Cash Consideration is
finally determined pursuant to Section 2.6(a), payments shall be made as follows:

                                    (A) If the amount of the Cash Consideration
as finally determined pursuant to Section 2.6(a) exceeds the amount of the Estimated Cash Consideration, then within three (3) business days after the date the amount of the Cash Consideration is finally determined, Buyer shall pay the amount of such excess to the Limited Partners, by wire or accounts transfer of immediately available funds to an account or accounts designated by the Limited Partners by written notice to Buyer. Such payment shall be made to the Limited Partners pro rata in the proportions set forth on the notice and acknowledgment referred to in Section 2.3.

                                    (B) If the amount of the Cash Consideration
as finally determined pursuant to Section 2.6(a) is less than the amount of the Estimated Cash Consideration, then within three (3) business days after the date the amount of the Cash Consideration is finally determined, the Limited Partners shall pay to Buyer the amount of such deficiency, by wire or accounts transfer of immediately available funds to an account or accounts designated by Buyer by written notice to the Limited Partners. In the event the Limited Partners do not fulfill their obligations under this Section 2.6(b)(i)(B), Buyer shall be entitled to receive the amount of such deficiency from the Indemnity Fund.

                           (2) Any amount which becomes payable pursuant to this
Section 2.6 will constitute an adjustment to the Cash Consideration for all purposes.

SECTION 3: REPRESENTATIONS AND WARRANTIES OF THE HELICON COMPANIES

         Subject to any provisions of this Agreement limiting, qualifying or excluding any of the representations or warranties made herein, and to the disclosures set forth in the Helicon Disclosure Schedules, as such schedules are referenced herein, Helicon represents and warrants to the Charter Parties as set forth in this Section 3.

         3.1 ORGANIZATION AND AUTHORITY OF HELICON. Helicon is a limited partnership duly formed, validly existing, and in good standing under the laws of the State of Delaware. Helicon has the requisite partnership power and authority to own, lease and operate its properties, to carry on its business in the places where such properties are now owned, leased or operated and in the manner in which such business is now conducted, and to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party according to their respective terms.

         3.2 AUTHORIZATION AND BINDING OBLIGATION. The execution, delivery and performance by Helicon of this Agreement and the other Transaction Documents to which Helicon is a party have been duly authorized by all necessary partnership action on the part of Helicon. This Agreement and the other Transaction Documents to which Helicon is or will become a party have been duly executed and delivered by Helicon (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will be duly executed and delivered) and constitute (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will constitute) the legal, valid, and binding obligation of Helicon enforceable against Helicon in accordance with their terms, except as the enforceability of this Agreement and such other Transaction Documents may be limited by Enforceability Exceptions.

         3.3 ORGANIZATION AND OWNERSHIP OF HELICON COMPANIES.

                  (a) SCHEDULE 3.3 sets forth the name of each Helicon Company, including the jurisdiction of incorporation or formation (as the case may be) of each. Each Helicon Company that is a corporation is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each Helicon Company that is a limited partnership is a limited partnership duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation. Each Helicon Company that is a limited liability company is a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation. Each Helicon Company is duly qualified and in good standing as a foreign corporation, limited partnership, or limited liability company, as the case may be, in each jurisdiction listed in SCHEDULE 3.3, which are all jurisdictions in which such qualification is required, except as described in SCHEDULE 3.3. Except as disclosed in SCHEDULE 3.3, no Helicon Company, directly or indirectly, owns, of record or beneficially, any Equity Interest in any Person (each such Person described in SCHEDULE 3.3, an "INVESTMENT PERSON") or has the right or obligation to acquire, any Equity Interests in any Person. Except as disclosed in SCHEDULE 3.3, the Helicon Company that owns the Equity Interests of each such Investment Person owns such Equity Interests free and clear of all Encumbrances subject to Legal Restrictions.

                  (b) SCHEDULE 3.3 sets forth all of the authorized, issued and outstanding Equity Interests of Helicon and each other Helicon Company and the record and beneficial owner of each issued and outstanding Equity Interest of each of them. All of such issued and outstanding Equity Interests of the Helicon Companies have been duly authorized, validly issued, fully paid and, as pertaining to capital stock interests, non-assessable, and have not been issued in violation of any federal or state securities laws. Except as set forth in SCHEDULE 3.3, the owner of the Equity Interests of each Helicon Company owns such Equity Interests free and clear of all Encumbrances subject to Legal Restrictions (except that no representation is made in this Section 3 as to the LP Interests and Preferred Interests held by the Partners or the BII Assets). Except as disclosed in SCHEDULE 3.3, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which any Helicon Company is a party or by which any of them is bound obligating such Helicon Company to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Equity Interests of such Helicon Company or obligating such Helicon Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Helicon has delivered to Buyer complete and correct copies of the Organizational Documents of each Helicon Company as in effect on the date hereof.

         3.4 ABSENCE OF CONFLICTING AGREEMENTS; CONSENTS. Except for the expiration or termination of any applicable waiting period under the HSR Act, or as set forth in SCHEDULE 3.4 or SCHEDULE 3.8, the execution, delivery and performance by Helicon of this Agreement and the other Transaction Documents to which Helicon is a party: (a) do not require the consent of, notice or declaration to, or filing with any Governmental Authority or any other Person under any Franchise, License (including any FCC License), or Material Contract;
(b) will not conflict with any provision of the Organizational Documents of Helicon or any other Helicon Company, each as currently in effect; (c) assuming receipt of all Consents set forth on SCHEDULE 3.4, will not conflict with, result in a breach of, or constitute a default under any Legal Requirement to which Helicon or any other Helicon Company is bound; (d) assuming receipt of all Consents set forth on SCHEDULE 3.4, will not conflict with, constitute grounds for termination of, result in a material breach of, constitute a material default under, or accelerate or permit the acceleration of any performance required by the terms of any Franchise, License (including any FCC License), or Material Contract; and (e) assuming receipt of the Consents set forth on
SCHEDULE 3.4, will not result in the creation of any Encumbrance upon the Assets or the Purchased Interests. Notwithstanding the foregoing, Helicon makes no representation or warranty regarding any of the foregoing that may result from the specific legal or regulatory status of any of the Charter Parties or as a result of any other facts that specifically relate to the business or activities in which any of the Charter Parties is or proposes to be engaged other than the cable television business.

         3.5 FINANCIAL STATEMENTS. Helicon has furnished Buyer with true and complete copies of the audited financial statements (including the notes and schedules thereto) and unaudited financial statements listed in SCHEDULE 3.5 (collectively, the "FINANCIAL STATEMENTS"), and such Financial Statements are by this reference incorporated into and deemed a part of Helicon's Disclosure Schedules. Except as disclosed in SCHEDULE 3.5 and except, in the case of the unaudited Financial Statements, for the omission of footnotes and changes resulting from customary and recurring year-end adjustments, (which will be in accordance with past practice and are not expected to be material) the Financial Statements: (1) have been prepared from the books and records of the Helicon Companies to which they relate, with no material difference between such Financial Statements and the financial records maintained, and the accounting methods applied, by the Helicon Companies for tax purposes; (2) have been prepared in accordance with GAAP consistently applied and maintained throughout the periods indicated (except as indicated in the notes thereto); and (3) present fairly in all material respects the financial condition of the Helicon Companies to which they relate as at their respective dates and the results of operations and with respect to the audited Financial Statements, the cash flows, for the periods then ended.

         3.6 DEBT OBLIGATIONS; ABSENCE OF UNDISCLOSED LIABILITIES.

                  (a) Except as provided in or arising pursuant to the loan or credit agreements, notes, bonds, indentures and other agreements and instruments listed in SCHEDULE 3.6, or under certain of the leases for Tangible Personal Property listed in SCHEDULE 3.9, the Helicon Companies have no Indebtedness.

                  (b) None of the Helicon Companies has any Indebtedness, liability, or obligation of a type required by GAAP to be reflected on a balance sheet that is not reflected or reserved against in the latest balance sheet of such Helicon Company included in the Financial Statements, other than Indebtedness, liabilities and obligations that were incurred in the ordinary course of business after the date of the latest balance sheet of such Helicon Company, which would not, in the aggregate, reasonably be expected to be material.

         3.7 ABSENCE OF CERTAIN CHANGES. Between September 30, 1998 and the date of this Agreement, except as disclosed in SCHEDULE 3.7 and except for matters occurring after the date hereof that are permitted by the provisions of this Agreement or consented to by the Charter Parties, no Helicon Company has:

                  (a) made any sale, assignment, lease, or other transfer of assets other than in the ordinary course of business with suitable replacements being obtained therefor (unless such assets were unnecessary or obsolete);

                  (b) issued any note, bond or other debt security, or created, incurred, assumed, or guaranteed any Indebtedness;

                  (c) made or promised any material increase in the salary or other compensation payable or to become payable to any executive officer or other employee of any Helicon Company other than in the ordinary course of business or as contemplated under any employment arrangement currently in effect;

                  (d) experienced any occurrences, or been involved in any transactions which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

                  (e) entered into any transaction, other than transactions entered into in the ordinary course of business, which would be required to be presented in the audited financial statements of the Helicon Companies and the notes thereto prepared in conformity with GAAP, applied in a manner consistent with the past practices of the Helicon Companies relating to the preparation of audited financial statements of the Helicon Companies;

                  (f) amended or terminated any Material Contract, or any material License, agreement or understanding to which any Helicon Company is a party, except in the ordinary course of business;

                  (g) waived or released any material right or claim relating to any Helicon Company or the Systems except in the ordinary course of business; PROVIDED, HOWEVER, that all material rights or claims related to any Helicon Company or the Systems waived or released between December 31, 1998 and the date of this Agreement are set forth on SCHEDULE 3.7; PROVIDED FURTHER, HOWEVER, that for purposes of the indemnification provisions set forth in Section 10, "material" shall not be "read out" of the previous proviso; or

                  (h) entered into an agreement to do any of the things described in the preceding clauses (a) through (g).

         3.8 FRANCHISES, LICENSES, MATERIAL CONTRACTS. SCHEDULE 3.8 contains a list of the Franchises (including the Franchising Authority which granted each Franchise, the stated expiration date of each Franchise, and the System to which the Franchise applies), material FCC Licenses and other material Licenses and Material Contracts in effect on the date hereof, each pending application for a Franchise, material License or Material Contract, and a list of any System or portion thereof owned or operated by the Helicon Companies which does not require a Franchise authorizing the installation, construction, development, ownership or operation of the same; which list is true, correct and complete in all material respects. Except as disclosed in SCHEDULE 3.8, each Helicon Company has obtained and possesses and is the legal holder of all material Franchises and material Licenses (including FCC Licenses) which are necessary or required to entitle it to install, construct, develop, own or lease, operate and use its assets and properties and to carry on and conduct its business and operations as presently conducted. Helicon has delivered to

Buyer true and complete copies of all Franchises, FCC Licenses, other material Licenses and Material Contracts. Except as disclosed in SCHEDULE 3.8, the Franchises, FCC Licenses, other material Licenses and Material Contracts are in full force and effect (subject to expiration at the end of their current term as disclosed on SCHEDULE 3.8), and are valid, binding and enforceable in accordance with their terms, except to the extent such enforceability may be affected by Enforceability Exceptions. Except as disclosed in SCHEDULE 3.8, the Helicon Companies are in material compliance with the terms of the Franchises (including the payment of any fees due thereunder), FCC Licenses, other material Licenses and Material Contracts, and as of the date of this Agreement none of the Helicon Companies has received any written notice from a Franchising Authority, the FCC, or a consultant representing a Franchising Authority, any state cable regulatory authority or the FCC to the effect that any of the Helicon Companies are not currently in material compliance with the terms of the Franchise granted by any Franchising Authority or with an FCC License. Except as set forth in SCHEDULE 3.8, a valid request for renewal has been timely filed in accordance with
Section 626(a) of the Cable Act with the proper Franchising Authority with respect to each Franchise that has expired prior to, or will expire within, thirty (30) months after the date of this Agreement.

         3.9 TITLE TO AND CONDITION OF REAL PROPERTY AND TANGIBLE PERSONAL PROPERTY. SCHEDULE 3.9 lists all (i) material Real Property owned in fee by any of the Helicon Companies as of the date of this Agreement ("FEE PROPERTIES") and describes the current use thereof; (ii) material Real Property leasehold interests held by any of the Helicon Companies, as lessee, as of the date of this Agreement (the "LEASED PROPERTIES") and describes the current use thereof and describes the applicable leases and any amendments or modifications thereof (collectively, the "LEASES") pursuant to which the Helicon Companies lease such Leased Properties; and (iii) material Leases under which any Helicon Company is a lessor affecting such Fee Properties, of any such Helicon Company. Helicon has delivered to Buyer a true and correct copy of (i) each deed pursuant to which any of the Helicon Companies acquired any material Fee Property, together with any survey and title insurance policies issued to such Helicon Company and in its possession, (ii) each lease under which any Helicon Company is a lessor affecting such Fee Property and in its possession, (iii) any other material easements, rights-of-way, covenants, conditions and restrictions, document or agreement affecting title to such Fee Property and in the case of this clause
(iii) in the possession of the Helicon Companies; and (iv) each material lease for a Leased Property under which any Helicon Company is a lessee. Except as disclosed in SCHEDULE 3.9, (a) each Helicon Company owning a material Fee Property has good and marketable title thereto; (b) each Helicon Company that owns any material item of Tangible Personal Property has good and valid title thereto; (c) each Helicon Company that leases a material Leased Property has a valid leasehold interest therein (subject to expiration of such lease in accordance with its terms); (d) each Helicon Company that leases any material item of Tangible Personal Property has a valid leasehold interest therein (subject to expiration of such lease in accordance with its terms), in each case of (a), (b), (c) and (d) above, free and clear of all Encumbrances other than Permitted Encumbrances; (e) each of the material Leases are in full force and effect and have not been modified or amended in any respect; (f) no material default exists under any of the Leases; (g) none of the Helicon Companies are a party to any lease of Tangible Personal Property with annual lease payments in excess of $50,000; and (h) all material easements, rights-of-way and similar agreements benefitting any of the Fee Properties or Leased Properties and which are material to the business of any of the Helicon Companies as presently conducted are in full force and effect, and the Helicon Companies are in material compliance with such agreements and no material default exists thereunder. All structures on the Fee Properties and Leased Properties are structurally sound and in good operating condition and repair, and all Tangible Personal Property are in good operating condition, normal wear and tear excepted, except that the foregoing representation is not made with respect to any Real Property, improvements thereon and Tangible Personal Property acquired in acquisitions of Systems since December 31, 1998, which property is "as is, where is." Notwithstanding the express language of this Section 3.9 or as may otherwise be provided in this Agreement, no representation or warranty is being made as to title to the internal wiring, house drops and unrecorded dwelling-units easements, rights of entry or rights-of-way held or used by the Helicon Companies.

         3.10 INTANGIBLES. SCHEDULE 3.10 contains a true and complete description of the material Intangibles (exclusive of those required to be listed in SCHEDULE 3.8), that are owned or leased by any of the Helicon Companies and that are reasonably necessary for the conduct of the business or operations of the Systems as currently conducted. To Helicon's knowledge, except as to potential copyright liability arising from the performance, exhibition or carriage of any music on the Systems or except as disclosed in SCHEDULE 3.10, none of the Helicon Companies is infringing upon any trademarks, trade names, copyrights or similar intellectual property rights of others.

         3.11 INFORMATION REGARDING THE SYSTEMS.

                  (a) Helicon has delivered to Buyer a copy of the "System Profiles" that are prepared by the Helicon Companies in the ordinary course of business. The "System Profiles" are substantially accurate; PROVIDED, HOWEVER, that if any information in the System Profiles shall conflict with any information disclosed in Helicon's Disclosure Schedules, such scheduled information shall be considered to be the more accurate information.

                  (b) SUBSCRIBERS. SCHEDULE 3.11 sets forth the approximate number of Equivalent Subscribers as of the date indicated therein (including the approximate number of Equivalent Subscribers served in each Franchise Area and served by each headend, in case as of the date indicated therein). The "System Profiles" delivered pursuant to Section 3.11(a) provide a description, as of the respective dates set forth therein, of all Subscriber rates, tariffs and other charges for cable television and other services provided by any Helicon Company. Helicon has delivered to Buyer a Cable Data, Inc. print-out listing all free, discount or other promotional service obligations of any Helicon Company with respect to the Systems as of the date of such print-out. None of the Helicon Companies has any obligation or liability for the refund of the monies to Subscribers other than as evidenced by their respective refund (including deposit) account credit balances or as may be required under the rules and regulations relating to rates promulgated by the FCC under the Cable Act. The Subscriber records of the Helicon Companies are prepared by Cable Data, Inc. in accordance with its customary practices. At January 31, 1999, (i) the total number of Subscribers was approximately 170,000, and (ii) the Systems were capable of providing service to approximately 235,000 homes without the need for any line extension other than a standard drop from an adjoining public road. As used in the preceding sentence, a "home" shall mean a unit of residential housing, including single family and each unit of a multi-family dwelling units, and any commercial or institutional real property improvement.

                  (c) CERTAIN SYSTEMS INFORMATION. SCHEDULE 3.11 sets forth the approximate number of plant miles for each System and the approximate bandwidth capability of each System. The "System Profiles" delivered pursuant to Section 3.11(a) provide a list of the stations and signals carried by each System, and the channel position of each such signal and station. Except as set forth on
SCHEDULE 3.11, each such station is carried pursuant to a retransmission consent, "must carry" request or other programming agreement.

                  (d) FRANCHISE AND FCC MATTERS. All reports or other documents, payments or submissions required to be filed by any of the Helicon Companies with any of the Franchising Authorities or the FCC have been duly filed or submitted and were materially correct when filed. The Helicon Companies are permitted under all applicable Franchises and FCC Regulations to distribute the television broadcast signals distributed by the Systems (except during periods covered by bona fide requests for nonduplication or syndex blackouts in accordance with FCC Regulations) and to utilize all carrier frequencies generated by the operations of the Systems, and are authorized or licensed in all material respects to operate all the facilities of the Systems required by Legal Requirements to be authorized or licensed.

                  (e) REQUEST FOR SIGNAL CARRIAGE. Except for nonduplication and blackout notices received in the ordinary course of business, none of the Helicon Companies has received any FCC order requiring any System to carry a television broadcast signal or to terminate carriage of a television broadcast signal with which it has not complied, and, except as disclosed in SCHEDULE 3.11, the Helicon Companies have complied in all material respects with all written and bona fide requests or demands received from television broadcast stations to carry or to terminate carriage of a television broadcast signal on a System.

                  (f) RATE REGULATORY MATTERS. SCHEDULE 3.11 sets forth a list of all Governmental Authorities that are certified to regulate basic service rates of the Systems pursuant to the Cable Act and FCC Regulations as of the date of this Agreement. No pending rate complaints have been filed with the FCC against the Systems according to the FCC's log, dated January 1, 1999, which reflects rate complaints filed through December 31, 1998. Except as set forth on
SCHEDULE 3.11, as of the date of this Agreement, none of the Helicon Companies has received any written notice, and to Helicon's knowledge, any notice (other than written notice) from any Governmental Authority that it has any obligation or liability to refund to subscribers of the Systems any portion of the revenue received by any of such Helicon Company from Subscribers of the Systems (excluding revenue with respect to deposits for converters, encoders, decoders, and related equipment and other prepaid items) that has not been resolved.

                  (g) INSURANCE. The Systems and Assets are insured against claims, loss or damage in amounts generally customary in the cable television industry and consistent with the Helicon Companies' past practices. SCHEDULE
3.11 lists all policies of insurance maintained, owned or held by all Helicon Companies on the date hereof with respect to the Systems and Assets, which list is true and complete in all material respects. All such policies are outstanding and in full force and effect on the date hereof and, to Helicon's knowledge, are with financially sound insurers. From December 31, 1997 to the date of this Agreement, no insurance carrier has denied any material claim for insurance made by any Helicon Company in respect of any of the Systems and Assets or refused to renew any policy covering any of the Systems and Assets.

                  (h) RIGHT OF FIRST REFUSAL. Except as set forth on SCHEDULE 3.11, no Person (including any Governmental Authority) has any right to acquire any interest in connection with the transactions contemplated hereby in any of the Systems (including, without limitation, any right of first refusal or similar right), other than rights of condemnation or eminent domain afforded by law or upon the termination of or default under any Franchise.

         3.12 TAXES.

                  (a) The Helicon Companies have timely filed or have caused to be filed all required Tax Returns with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed by the Helicon Companies (except Tax Returns listed on SCHEDULE 3.12 for which the filing date has been extended and such extension period has not expired), and all Taxes of the Helicon Companies have been properly accrued or paid to the extent such Taxes have become due and payable. Helicon has delivered to Buyer true, correct and complete copies of the Tax Returns (in the form filed) listed in SCHEDULE 3.12. The Financial Statements reflect an adequate reserve in accordance with GAAP (without regard to any amounts reserved for deferred taxes) for all material unpaid Taxes payable by the Helicon Companies for all Tax periods and portions thereof through the date of such Financial Statements. Except as disclosed in SCHEDULE 3.12, none of the Helicon Companies has executed any waiver or extensions of any statute of limitations on the assessment or collection of any Tax or with respect to any liability arising therefrom. Except as disclosed in SCHEDULE 3.12, none of the federal, state or local income Tax Returns filed by the Helicon Companies during the prior three years has been audited by any taxing authority. Except as disclosed in SCHEDULE 3.12, (i) neither the IRS nor any other Governmental Authority has asserted, or to the best knowledge of each of the Helicon Companies, threatened to assert any deficiency or claim for additional Taxes against, or any adjustment of Taxes relating to, any of the Helicon Companies and, to the best knowledge of each of the Helicon Companies, no basis exists for any such deficiency, claim or adjustment, and (ii) to the best knowledge of each of the Helicon Companies, there are no proposed reassessments of any property owned by any of the Helicon Companies that would affect the Taxes of any of the Helicon Companies. There are no material Tax liens on any assets of the Helicon Companies, other than liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings and are disclosed on SCHEDULE 3.12.

                  (b) Except as disclosed in SCHEDULE 3.12, none of the Helicon Companies was included or is includible in any consolidated, combined or unitary Tax Return with any entity.

                  (c) None of the Helicon Companies has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a non-deductible expense to such Helicon Company pursuant to Section 280G of the Code or an excise Tax to the recipient of such payment pursuant to Section 4999 of the Code. No acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement.

                  (d) No consent under Section 341(f) of the Code has been filed with respect to any of the Helicon Companies.

                  (e) Each of the Helicon Companies has had since its inception and will continue to have through the Closing Date the federal tax status (i.e., partnership, C corporation or S corporation) such entity reported on its 1997 federal Tax Returns, except as results from any actions taken pursuant to this Agreement.

                  (f) Except as disclosed in SCHEDULE 3.12, none of the Helicon Companies have been at any time a member of any partnership, joint venture or other arrangement or contract which is treated as a partnership for federal, state, local or foreign tax purposes (a "TAX PARTNERSHIP") or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired, except for a Tax Partnership which is a Helicon Company.

                  (g) The Helicon Companies have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all material Taxes required by law to be withheld or collected.

                  (h) Except as disclosed in SCHEDULE 3.12, there are no tax sharing agreements or similar arrangements with respect to or involving any of the Helicon Companies.

                  (i) Except as disclosed in SCHEDULE 3.12, none of the Helicon Companies has any (i) income reportable for a period ending after the Closing Date but attributable to a transaction (E.G., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or (ii) deferred gain or loss arising out of any deferred intercompany transaction.

         3.13 EMPLOYEE MATTERS.

                  (a) EMPLOYEE PLANS. SCHEDULE 3.13 contains a list of all Employee Plans and material Compensation Arrangements. The Helicon Companies have delivered or made available to Buyer true, complete and correct copies of each Employee Plan and each Compensation Arrangement, if any, and all material related documents, including without limitation: (i) the most recent summary plan description (together with any summary of material modifications) and material employee communications, (ii) any governmental filing or communication, including material documents received from any Governmental Authority for the past three years, (iii) any funding agreements or contracts, and (iv) any other material contracts or agreements related to such Employee Plan or Compensation Arrangement. None of the Helicon Companies or any of their ERISA Affiliates has experienced a complete or partial withdrawal, within the meaning of ERISA
Section 4203 or 4205, from any "multiemployer plan" (as defined in ERISA Section 3(37)). Except as required under Code Section 4980B or ERISA Section 601-609, no Employee Plan provides life insurance, health or medical coverage to former employees of the Helicon Companies.

                  (b) QUALIFIED PLANS. Except as disclosed in SCHEDULE 3.13, with respect to each Employee Plan, and after taking into consideration the effect of the payments to be made with respect to the Employee Plans: (1) each such Employee Plan that is intended to be tax-qualified is the subject of a favorable determination letter (a copy of which has been provided or made available to Buyer) except as described in SCHEDULE 3.13, and no such determination letter has been revoked, and to the best of any Helicon Company's knowledge, no revocation has been threatened, no event has occurred and no circumstances exist that would adversely affect the tax-qualification of such Employee Plan; (2) no such Employee Plan has been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification; (3) no Employee Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (4) no non-exempt prohibited transaction, within the definition of Section 4975 of the Code or Title 1, Part 4 of ERISA, has occurred which would subject the Helicon Companies to any material liability; (5) there is no termination or partial termination, or requirement to provide security with respect to any Employee Plan; (6) the fair market value of the assets of any Employee Plan would exceed the value of all liabilities and obligations of such Employee Plan if such plan were to terminate on the Closing Date; (7) the transactions contemplated by this Agreement will not result in liability under ERISA to Helicon or the other Helicon Companies or Buyer, or any of their respective ERISA Affiliates, or any entitlement to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Employee Plan for any employee of any Helicon Company; and
(8) at all times on or prior to the Closing, each Employee Plan that is intended to be tax-qualified, satisfied all minimum coverage and minimum participation requirements, if any, imposed on such Employee Plan by the applicable terms of the Code and ERISA.

                  (c) PLAN ADMINISTRATION. Each Employee Plan and each Compensation Arrangement has been operated and administered in all material respects in accordance with its terms and all applicable laws, including but not limited to ERISA and the Code. To the knowledge of the Helicon Companies, there are no pending or threatened investigations by any governmental agency or other claims (except claims for benefits payable in the normal operation of the Plan), suits or proceedings against or involving any Plan or asserting any rights to or claims for benefits under any Plan that could give rise to any material liability and there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

                  (d) WELFARE PLAN FUNDING. The list of Employee Plans in
SCHEDULE 3.13 discloses whether each Plan that is an "employee welfare benefit plan" as defined in section 3(1) of ERISA ("WELFARE PLAN") is (i) unfunded, (ii) funded through a "welfare benefit fund," as such term is defined in section 419(e) of the Code, or other funding mechanism or (iii) insured. Other than Welfare Plans provided under a collective bargaining agreement, each such Welfare Plan may be amended or terminated without material liability to any Helicon Company (other than the payment of benefits accruing prior to such termination) at any time after the Closing Date.

                  (e) LABOR UNIONS. As of the date of this Agreement, other than as disclosed in SCHEDULE 3.13, none of the Helicon Companies is party to or bound by any collective bargaining agreement. As of the date of this Agreement, other than as disclosed in SCHEDULE 3.13, to the knowledge of Helicon, (1) none of the employees of the Helicon Companies is presently a member of any collective bargaining unit related to his or her employment and (2) no collective bargaining unit has filed a petition for representation of any of the employees of the Helicon Companies. The Helicon Companies have fulfilled their obligations under the collective bargaining agreements set forth in SCHEDULE 3.13.

                  (f) All Helicon Companies and their ERISA Affiliates have properly classified individuals providing services to any Helicon Company or any ERISA Affiliates as employees or non-employees, except to the extent that a misclassification would be immaterial.

                  (g) With respect to each Welfare Plan that is funded wholly or partially through an insurance policy, there will be no material liability of any Helicon Company or an ERISA Affiliate, as of Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

         3.14 ENVIRONMENTAL LAWS. Except as disclosed in SCHEDULE 3.14 and except for any such noncompliance of an insubstantial nature that has been remedied as required by applicable Environmental Laws: (a) the Helicon Companies' operations with respect to the Systems have complied and comply in all material respects with all applicable Environmental Laws; (b) none of the Helicon Companies has used the Real Property for the manufacture, transportation, treatment, storage or disposal of Hazardous Substances except for gasoline and diesel fuel and such use of Hazardous Substances (in cleaning fluids, solvents and other similar substances) customary in the construction, maintenance and operation of a cable television system and in amounts or under circumstances that would not reasonably be expected to give rise to material liability for remediation; and (c) to Helicon's knowledge, the Real Property complies and has complied in all material respects with all applicable Environmental Laws. Except as disclosed in SCHEDULE 3.14, as of the date of this Agreement, no Environmental Claim has been filed or issued against the Helicon Companies.

         3.15 CLAIMS AND LITIGATION. Except as disclosed in SCHEDULE 3.15, there is no claim, legal action, arbitration or other legal, governmental, administrative or tax proceeding, nor any order, complaint, decree, or judgment, or to Helicon's knowledge, investigation, dispute or controversy, in progress or pending, or to Helicon's knowledge, threatened in writing against or relating to the Helicon Companies, any of their respective directors, officers, employees or, to Helicon's knowledge, agents with respect to their performance of duties in such capacity, the Assets or the business or operations of any of the Systems other than (i) proceedings generally affecting the cable television industry and not specific to the Helicon Companies; (ii) claims and legal actions arising in the ordinary course of business with respect to the payment by Subscribers for services rendered by any of the Helicon Companies; (iii) non-material disputes with respect to programming agreements; and (iv) claims or legal actions arising in the ordinary course of business that are reasonably expected to be covered by insurance policies held by the Helicon Companies (subject to applicable deductibles).

         3.16 COMPLIANCE WITH LAWS. Except as disclosed in SCHEDULE 3.16 and except for any such noncompliance as has been remedied, each of the Helicon Companies has complied in all material respects with, and the Systems and the Assets are in compliance in all material respects with, all applicable Legal Requirements. Helicon has delivered to Buyer complete and correct copies of all material FCC forms that have been prepared since January 1, 1993, by or on behalf of any of the Helicon Companies, to the extent in the possession of any of the Helicon Companies, relating to rate regulation filed with any Governmental Authority with respect to the Systems and copies of all material correspondence with any Governmental Authority relating to rate regulations generally and any other Rate Regulatory Matter or specific rates charged to subscribers of the Systems.

         3.17 TRANSACTIONS WITH AFFILIATES. Except to the extent disclosed in the notes to the Financial Statements or as described in SCHEDULE 3.17, none of the Helicon Companies has been involved in any business arrangement or business relationship or is a party to any agreement, contract, commitment or transaction with any Affiliate of any of the Helicon Companies (other than another Helicon Company) and no Affiliate of any of the Helicon Companies (other than another Helicon Company) owns any property or right, tangible or intangible, that is used in the business of the Helicon Companies (other than in its capacity as a direct or indirect equity or debt holder of the Helicon Companies).

         3.18 BROKER. Neither Helicon nor any of the other Helicon Companies or any Person acting on their behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement and the Transaction Documents except that Sellers will pay any amounts due Waller Capital Corporation.

         3.19 INVENTORY. Each Helicon Company has inventory, spare parts and materials relating to the Systems of the type and nature and maintained at a level consistent with past practice (the "INVENTORY"), and such Inventory will be sufficient to operate their respective businesses in the ordinary course for at least thirty (30) days after the Closing.

         3.20 OVERBUILDS. Except as set forth in SCHEDULE 3.20 or except for direct broadcast satellite service or Satellite Master Antenna Television, (i) no construction programs have been undertaken by any Person to distribute cable television services or other video programming services by wire or wireless in any of the Franchise Areas and, to Helicon's knowledge, without investigation but upon inquiry of its regional managers and as should reasonably be known to a reasonable cable television operator, no such construction programs are proposed or threatened to be undertaken; (ii) to Helicon's knowledge (subject to the same limitation referred to in clause (i) above), no franchise or other applications or requests of any Person have been filed or are pending or threatened, or proposed which are reasonably likely to materially adversely impact any of the Systems; (iii) there is no other Person within any of the Franchise Areas which is providing or, to Helicon's knowledge (subject to the same limitation referred to in clause (i) above), has applied for a franchise to provide cable television services or other video programming by wire or wireless services to any of the Franchise Areas in competition with any of the Helicon Companies; and (iv) none of the Helicon Companies have received any written notice that any other Person intends to provide cable television services or other video programming services by wire or wireless in any of the Franchise Areas. Except as set forth on
SCHEDULE 3.8, no Helicon Company is, nor is any Affiliate of any Helicon Company, a party to any agreement restricting the ability of any third party to operate cable television systems or any other video programming distribution business within any of the Franchise Areas.

         3.21 YEAR 2000. Each Helicon Company has (i) initiated a review and assessment of all areas within its business that could reasonably be expected to be adversely affected by "YEAR 2000 MATTERS" (that is, the risk that computer applications used by such Helicon Company may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan (the "YEAR 2000 PLAN") (a copy of which has been delivered to Buyer) for addressing Year 2000 Matters on a timely basis, and (iii) as of the date of this Agreement, commenced implementation of the Year 2000 Plan.

         3.22 DISCONNECTIONS. SCHEDULE 3.22 sets forth (i) the approximate number of Subscribers which each of the Helicon Companies have disconnected from service during each of the six (6) months prior to the date hereof and (ii) a general description of the Helicon Companies' policies relating to the connection and disconnection of Subscribers from service.

         3.23 BUDGETS. SCHEDULE 3.23 sets forth true, correct and complete copies of the Helicon Companies' capital budgets for 1999. Helicon has previously delivered to Charter a true, correct and complete copy of the Helicon Companies' operating budget for 1999.

         3.24 CURE. For all purposes under this Agreement, the existence or occurrence of any events or circumstances which constitute or cause a breach of a representation or warranty of Helicon (including Helicon's Disclosure Schedules) on the date such representation or warranty is made shall be deemed not to constitute a breach of such representation or warranty if such event or circumstance is cured on or prior to the Closing Date or the earlier termination of this Agreement.

SECTION 4: REPRESENTATIONS AND WARRANTIES OF SELLERS

         Subject to any provisions of this Agreement limiting, qualifying or excluding any of the representations or warranties made herein, each Seller severally represents and warrants to the Charter Parties (with respect to such Seller and not with respect to any other Seller) as set forth in this Section 4.

         4.1 AUTHORITY OF SELLERS; AUTHORIZATION AND BINDING OBLIGATION. Such Seller has the requisite corporate, partnership or other applicable power, authority and legal capacity to execute, deliver and perform this Agreement and the other Transaction Documents to which such Seller is a party according to their respective terms. The execution, delivery, and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is or will become a party have been duly authorized by all necessary corporate, partnership or other applicable action on the part of such Seller. This Agreement and the other Transaction Documents to which such Seller is or will become a party have been duly executed and delivered by such Seller (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will be duly executed and delivered) and constitute (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will constitute) the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with their terms, except as the enforceability of this Agreement and such other Transaction Documents may be limited by Enforceability Exceptions.

         4.2 ABSENCE OF CONFLICTING AGREEMENTS; CONSENTS. Except for the expiration or termination of any applicable waiting period under the HSR Act, or as set forth in SCHEDULE 4.2, the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party: (a) do not require any consent of, declaration to, notice to, or filing with any Governmental Authority or any other Person that has not been obtained; (b) will not conflict with any provision of the Organizational Documents of such Seller as currently in effect;
(c) assuming receipt of the Consents set forth on SCHEDULE 3.4 or SCHEDULE 4.2, will not conflict with, result in a breach of, or constitute a default under any Legal Requirement to which such Seller is bound; (d) assuming receipt of the Consents set forth on SCHEDULE 3.4 or SCHEDULE 4.2, will not conflict with, constitute grounds for termination of, result in a material breach of, constitute a material default under, or accelerate or permit the acceleration of any performance required by the terms of any material agreement or instrument to which such Seller is bound; and (e) assuming receipt of the Consents set forth on SCHEDULE 3.4 or SCHEDULE 4.2, will not result in the creation of any Encumbrance upon the Purchased Interests held by such Seller. Notwithstanding the foregoing, no Seller makes any representation or warranty regarding any of the foregoing that may result from the specific legal or regulatory status of any Charter Party or as a result of any other facts that specifically relate to the business or activities in which any Charter Party is or proposes to be engaged other than the cable television business.

         4.3 TITLE TO BII ASSETS. BII represents that it holds of record and owns beneficially the GP Interest and has good and marketable title to the other BII Assets, in each case, free and clear of all Encumbrances, subject to Legal Restrictions.

         4.4 TITLE TO THE LP INTERESTS AND THE PREFERRED INTERESTS. Each Limited Partner represents that it holds of record and owns beneficially the LP Interests and the Preferred Interests set forth by its name on SCHEDULE 3.3, free and clear of all Encumbrances, subject to Legal Restrictions except as set forth in SCHEDULE 4.2. BII represents, solely as of Closing, that it holds of record and owns beneficially the LP Interest acquired pursuant to Section 6.9 hereof, free and clear of all Encumbrances, subject to Legal Restrictions.

         4.5 BROKER. Neither such Seller nor any Person acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement and the Transaction Documents except that Sellers will pay any amounts due Waller Capital Corporation.

         4.6 INVESTMENT PURPOSE. BII is acquiring the Preferred LLC Interest for investment for its own account and not with a view to the sale or distribution of any part thereof within the meaning of the Securities Act.

         4.7 CURE. For all purposes under this Agreement, the existence or occurrence of any events or circumstances which constitute or cause a breach of a representation or warranty of such Seller (including Helicon's Disclosure Schedules), on the date such representation or warranty is made shall be deemed not to constitute a breach of such representation or warranty if such event or circumstance is cured on or prior to the Closing Date or the earlier termination of this Agreement.

SECTION 5: REPRESENTATIONS AND WARRANTIES OF THE CHARTER PARTIES

         The Charter Parties represent and warrant to each Seller as set forth in this Section 5.

         5.1 ORGANIZATION; AUTHORIZATION AND BINDING OBLIGATION.

                  (a Charter is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Charter has the requisite corporate power and authority to own, lease, and operate its properties, to carry on its business in the places where such properties are now owned, leased or operated and in the manner in which such business is now conducted, and to execute, deliver and perform this Agreement and the other Transaction Documents to which Charter is a party according to their respective terms. Charter is duly qualified and in good standing as a foreign corporation in each jurisdiction in which such qualification is required.

                  (b Each of Buyer and GP Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of Buyer and GP Buyer has the requisite power and authority to own, lease, and operate its properties, to carry on its business in the places where such properties are now owned, leased or operated and in the manner in which such business is now conducted, and to execute, deliver and perform this Agreement and the other Transaction Documents to which each of Buyer and GP Buyer is a party according to their respective terms. Each of Buyer and GP Buyer is duly qualified and in good standing as a foreign limited liability company in each jurisdiction in which such qualification is required.

         5.2 AUTHORIZATION AND BINDING OBLIGATION. The execution, delivery, and performance by each Charter Party of this Agreement and the other Transaction Documents to which Buyer is or will become a party have been duly authorized by all necessary corporate, shareholder or other action on the part of such Charter Party. This Agreement and the other Transaction Documents to which such Charter Party is or will become a party have been duly executed and delivered by such Charter Party (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will be duly executed and delivered) at Closing, when executed and delivered will be duly executed and delivered) and constitute (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will constitute) the legal, valid, and binding obligation of each Charter Party, enforceable against such Charter Party in accordance with their terms, except as the enforceability of this Agreement and such other Transaction Documents may be limited by Enforceability Exceptions.

         5.3 ABSENCE OF CONFLICTING AGREEMENTS; CONSENTS. Except for the expiration or termination of any applicable waiting period under the HSR Act or as set forth in SCHEDULE 5.3, and the filing by Charter with the SEC of any reports required to be filed in connection with the consummation of the transactions contemplated hereby, the execution, delivery and performance by the Charter Parties of this Agreement and the other Transaction Documents to which each such Charter Party is a party: (a) does not require any consent of, notice or declaration to, or filing with any Governmental Authority or any other Person that has not been obtained; (b) will not conflict with any provision of the Organizational Documents of such Charter Party, as currently in effect; (c) assuming receipt of the Consents set forth on SCHEDULE 5.3, will not conflict with, result in a material breach of or constitute a material default under any Legal Requirement to which such Charter Party is bound; and (d) assuming receipt of the Consents set forth on SCHEDULE 5.3, will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any material agreement or instrument to which such Charter Party is a party or bound. Notwithstanding the foregoing, none of the Charter Parties makes any representation or warranty regarding any of the foregoing that may result from the specific legal or regulatory status of any Seller or any Helicon Company or as a result of any other facts that specifically relate to the business or activities in which any Seller or any Helicon Company is or proposes to be engaged other than the cable television business.

         5.4 CAPITAL STRUCTURE AND OPERATIONS OF GP BUYER. Prior to the Closing, GP Buyer had no Subsidiaries and conducted no business other than the retention of accountants, attorneys, financial advisors and other professionals and other than actions taken in connection with the transactions contemplated hereby. Charter represents that it owns beneficially all of GP Buyer's and Buyer's issued and outstanding Equity Interests.

         5.5 CLAIMS AND LITIGATION. Except as disclosed in SCHEDULE 5.5, there is no claim, legal action, arbitration, or other legal, governmental, administrative or tax proceeding, nor any order, complaint, decree or judgment or, to the Charter Parties' knowledge, any investigation, dispute or controversy, in progress or pending, or to the Charter Parties' knowledge threatened in writing, against or relating to any Charter Party, any of their respective directors, officers, employees or, to the Charter Parties' knowledge, agents with respect to their performance of duties in such capacity, the assets or business of such Charter Party or its Subsidiaries other than (i) proceedings generally affecting the cable television industry and not specific to such Charter Party or its Subsidiaries; (ii) claims and legal actions arising in the ordinary course of business with respect to the payment by Subscribers for services rendered by the Charter Parties or its Subsidiaries; and (iii) claims or legal actions arising in the ordinary course of business that are reasonably expected to be covered by insurance policies held by the Charter Parties and their Subsidiaries (subject to applicable deductibles).

         5.6 FINANCIAL STATEMENTS. Charter has furnished Helicon with true and complete copies of the audited financial statements and the unaudited financial statements listed in SCHEDULE 5.6 (the "CHARTER FINANCIAL STATEMENTS") and such Charter Financial Statements are by this reference incorporated into and deemed a part of Charter's Disclosure Schedules. Except as disclosed in SCHEDULE 5.6 and except, in the case of the unaudited Charter Financial Statements, for the omission of footnotes and changes resulting from customary and recurring year-end adjustments (which will be in accordance with past practice and are not expected to be material), the Charter Financial Statements: (1) have been prepared from the books and records of the Charter Parties to which they relate, with no material difference between such Charter Financial Statements and the financial records maintained, and the accounting methods applied, by the Charter Parties for tax purposes; (2) have been prepared in accordance with GAAP consistently applied and maintained throughout the periods indicated (except as indicated in the notes thereto); and (3) present fairly in all material respects the financial condition of the Charter Parties to which they relate as at their respective dates and the results of operations and with respect to the audited Charter Financial Statements, the cash flows, for the periods then ended.

         5.7 INVESTMENT PURPOSE; INVESTMENT COMPANY. Buyer is acquiring the Purchased Interests for investment for its own account and not with a view to the sale or distribution of any part thereof within the meaning of the Securities Act. Buyer is not an "investment company" as defined in the Investment Company Act of 1940, as amended.

         5.8 AVAILABILITY OF PREFERRED LLC INTEREST AND FUNDS. As of the Closing, Charter shall have taken all actions necessary with respect to the approval and issuance of the Preferred LLC Interest, and Buyer shall have available sufficient funds to enable it to consummate the transactions contemplated hereby.

         5.9 BROKER. No Charter Party nor any Person acting on behalf of any Charter Party has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement except as described in Section 11.1.

         5.10 CURE. For all purposes under this Agreement, the existence or occurrence of any events or circumstances which constitute or cause a breach of a representation or warranty of the Charter Parties on the date such representation or warranty is made shall be deemed not to constitute a breach of such representation or warranty if such event or circumstance is cured on or prior to the Closing Date or the earlier termination of this Agreement.

         5.11 TAX MATTERS CONCERNING GP BUYER. No election has ever been filed or otherwise made with respect to GP Buyer that would cause GP Buyer to be classified as other than a disregarded entity for federal and state income Tax purposes with respect to taxable period(s) or portions thereof ending prior to the Closing Date. Immediately following the consummation of the transactions contemplated by this Agreement, if GP Buyer were incorporated, GP Buyer would not be classified as an "investment company," within the meaning of Sections 721(b) and 351(e) of the Code.

SECTION 6: SPECIAL COVENANTS AND AGREEMENTS

         6.1 OPERATION OF BUSINESS PRIOR TO THE CLOSING. Except as required by applicable Legal Requirements or as provided in Schedule 6.1 or Section 6.1(c), and except as consented to in writing by the Charter Parties between the date hereof and the Closing Date, Helicon will operate and cause the Helicon Companies to operate the Systems in the ordinary course of business (subject to, and except as modified by, compliance with the following negative and affirmative covenants and the other covenants set forth in this Section 6) and abide by the following negative and affirmative covenants:

                  (a NEGATIVE COVENANTS. The Helicon Companies shall not do any of the following:

                           (1 FRANCHISES. Fail to timely file a valid request
for renewal in accordance with Section 626(a) of the Cable Act, or fail to use commercially reasonable efforts to renew on substantially the same or on other commercially reasonable terms any Franchise that will expire after the date hereof and prior to the date which is thirty months after the Closing Date in accordance with its terms (it being understood that the Helicon Companies shall not be required to take any steps necessary to obtain renewals of any Franchise earlier than such steps are required to be taken by applicable FCC Regulations, and obtaining renewals of any Franchise shall not be a condition precedent to the Charter Parties' obligations hereunder).

                           (2 CONTRACTS. Modify or amend in any material
respect, except in the ordinary course of business, any Contract that shall survive the Closing; or enter into any new Contracts that will be binding on the Helicon Companies following the Closing except: (A) agreements for the provision of services to customers; (B) the renewal or extension of any existing Contract on its existing terms, in all material respects, in the ordinary course of business; (C) contracts or commitments entered into in the ordinary course of business that are terminable on not more than sixty days prior notice or that do not involve post-Closing obligations in excess of Fifty Thousand Dollars ($50,000) in any one case or in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate; or (D) with respect to utility pole attachments agreements, Contracts with terms as customarily required by the utility whose poles are utilized.

                           (3 DISPOSITION OF ASSETS. Sell, assign, lease, swap,
or otherwise transfer or dispose of any of the Assets, except as set forth in
SCHEDULE 6.1 and except for assets consumed or disposed of in the ordinary course of business.

                           (4 ENCUMBRANCES. Create, assume or permit to exist
any Encumbrance upon the Assets, except for Permitted Encumbrances or Encumbrances disclosed in Schedules 3.3, 3.6 or 3.9.

                           (5 INDEBTEDNESS. Other than Indebtedness in respect
of vehicle leases, permit the Helicon Companies to incur any additional Indebtedness except to the extent repaid at or prior to Closing; PROVIDED that any such incurrence shall be in the ordinary course of business and the Helicon Companies shall give Buyer prior notice thereof.

                           (6 MARKETING PROGRAMS. Implement any new marketing
plans that are materially different from marketing plans previously implemented by the Helicon Companies.

                  (b AFFIRMATIVE COVENANTS. Helicon shall do, and shall cause the Helicon Companies to do, the following:

                           (1 ACCESS TO INFORMATION. Subject to the Charter
Parties' obligations hereunder to maintain the confidentiality of the Confidentiality Information, allow Buyer and its authorized representatives reasonable access during normal business hours to the Assets, physical plant, offices, properties and records for the purpose of inspection, and furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the Assets or the Helicon Companies that Buyer may reasonably request. Any investigation or request for information shall be conducted in such a manner as not to interfere with the business or operations of the Systems.

                           (2 INSURANCE. Maintain the existing insurance
policies on the Systems and the Assets (or comparable replacement policies).

                           (3 BOOKS AND RECORDS. Maintain the Helicon Companies'
books and records in accordance with past practices.

                           (4 FINANCIAL INFORMATION. Furnish to Buyer, as
prepared by the Helicon Companies in the ordinary course of business from their books and records maintained in accordance with past practices: (i) an unaudited consolidated balance sheet and statement of operations for the Helicon Companies for each calendar quarter within forty-five days after the end of such calendar quarter between the date hereof and the Closing Date, (ii) an unaudited, unconsolidated monthly cash flow statement for each region included in the Helicon Company's operations, within forty-five days after the end of each month between the date hereof and the Closing Date, and (iii) any other financial or operational information furnished to the Helicon Companies' lenders.

                           (5 COMPLIANCE WITH LAWS. Comply in all material
respects with all Franchises and Legal Requirements applicable to the Helicon Companies and the operation of the Systems.

                           (6 KEEP ORGANIZATION INTACT. Except with respect to
any voluntary departure of any of the Helicon Companies' employees between the date hereof and Closing, use its commercially reasonable efforts to preserve intact its business and organization relating to the Systems and preserve for Buyer the goodwill of the Helicon Companies' suppliers, customers and others having business relations with it.

                  (c CERTAIN PERMITTED ACTIONS. Notwithstanding anything in this Agreement (including Sections 6.1(a) and (b) above) to the contrary, the Charter Parties consent and agree as follows:

                           (1 CONTRACTUAL COMMITMENTS. The Helicon Companies
shall comply in all material respects with all of their contractual commitments under their existing Contracts and under any Contracts entered into after the date of this Agreement in compliance with Section 6.1(a)(2) or with the Charter Parties' consent (in each case, as such Contracts may be in effect from time to time in accordance with Section 6.1(a)(2) or with the Charter Parties' consent). The Helicon Companies may take such actions as are contemplated by the other Sections of this Agreement (excluding Sections 6.1(a) and (b)) and otherwise comply with their obligations under the other Sections of this Agreement (excluding Sections 6.1(a) and (b)).

                           (2 CAPITAL EXPENDITURES. The Helicon Companies shall
make routine capital expenditures in a manner substantially consistent with the capital budget set forth in SCHEDULE 3.23.

                           (3 PENDING ACQUISITIONS. The Helicon Companies may
consummate the transactions set forth in SCHEDULE 6.1, subject to the provisions set forth in SCHEDULE 6.1. At Closing, the Cash Consideration shall be increased by the amounts paid by the Helicon Companies between February 28, 1999 and Closing as purchase price to the sellers to consummate the transactions described in SCHEDULE 6.1.

                           (4 SALE OF INTERNET BUSINESS. The Helicon Companies
may proceed with the sale of their Internet business, PROVIDED, HOWEVER, if the sale is consummated prior to Closing, the Cash Consideration shall be decreased at Closing by the net amount (after payment of related expenses and liabilities) of any consideration payable to the Helicon Companies in connection with such sale; and PROVIDED, FURTHER, if the sale is not consummated prior to Closing, Adjustments Liabilities shall not include (i) the Debt Obligations identified on
SCHEDULE 3.6 as having been incurred with respect to the Internet business, and
(ii) related expenses and liabilities.

                           (5 RESALE OF LONG DISTANCE SERVICE. The Helicon
Companies may continue with the resale of long distance service as provided in the agreement therefore listed in SCHEDULE 3.8 hereto.

                           (6 EXCLUDED ASSETS. The Helicon Companies may, prior
to Closing, (i) assign each of the Excluded Assets to any of the Sellers, its designees or any other Person, or (ii) otherwise provide for the discharge or termination of any Excluded Asset comprising a contractual arrangement described on EXHIBIT B; PROVIDED, HOWEVER, that such assignments, either individually or in the aggregate, do not result in any adverse Tax consequence to any of the Helicon Companies which is not included in Adjustment Liabilities in the computation of Closing Net Liabilities.

         6.2 CONFIDENTIALITY; PRESS RELEASE.

                  (a The Helicon Companies and the Sellers may from time to time in the course of this transaction disclose to the Charter Parties information and material concerning the Sellers, the Helicon Companies, the Assets and Systems, including proprietary information, contracts, marketing information, technical information, product or service concepts, subscriber information, rates, financial information ideas, concepts and research and development, and any analysis, compilations, studies or other documents prepared by or on behalf of the Charter Parties in respect thereof (hereafter collectively referred to as "CONFIDENTIAL INFORMATION"). The term "Confidential Information" does not include any item of information that (1) is publicly known at the time of its disclosure, (2) is lawfully received from a third party not bound in a confidential relationship with a party hereto, (3) is published or otherwise made known to the public by any source other than a party bound by the provisions hereof, or (4) was generated by the Charter Parties independently. The Charter Parties agree that, except as required by applicable law, Confidential Information received from the Helicon Companies or the Sellers shall be used solely in connection with the transaction contemplated by this Agreement. Each Charter Party, except as required by applicable law, shall treat confidentially and not directly or indirectly, divulge, reveal, report, publish, transfer or disclose, for any purpose whatsoever (other than to its investors, financing sources and agents, each of whom shall maintain the confidentiality of such

Confidential Information for the purpose of consummating the transactions contemplated by this Agreement), all or any portion of the Confidential Information disclosed to it by the Helicon Companies or the Sellers. In the event of a breach of the covenants contained in this Section 6.2, the Helicon Companies and the Sellers shall be entitled to seek injunctive relief as well as any and all other remedies at law or equity. If the Closing does not occur, the Confidential Information, except for that portion which consists of analysis, compilations, studies or other documents prepared by or on behalf of the Charter Parties shall be destroyed.

                  (b No party will issue any press release or make any other public announcements concerning this Agreement or the transaction contemplated hereby except in consultation with the other parties, except for disclosures required by law. With respect to press releases or any other public announcements required by law, the party intending to make such release or disclosure shall provide the other parties with an advance copy and reasonable opportunity to review.

         6.3 COOPERATION: COMMERCIALLY REASONABLE EFFORTS. The parties shall cooperate with each other and their respective counsel and accountants in all commercially reasonable respects in connection with any actions required to be taken as part of their respective obligations under this Agreement, and otherwise use their commercially reasonable efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder as expeditiously as practicable. Charter shall provide to Helicon and Sellers such information relating to Charter and its Subsidiaries and their businesses and operations as Helicon and Sellers shall reasonably request. Helicon shall use commercially reasonable efforts to cause its accountants to cooperate, at the Charter Parties' expense, with any reasonable request of the Charter Parties with respect to the inclusion of the Helicon Companies' financial statements and such accountants' report thereon in any filing with the SEC or any other Governmental Authority.

         6.4 CONSENTS.

                  (a Following the execution hereof and (if necessary) following the Closing, Helicon shall use commercially reasonable efforts, and shall cause the Helicon Companies to use commercially reasonable efforts, to obtain as expeditiously as possible all Consents required to be obtained by the Helicon Companies or Sellers, including (i) Consents under the Franchises, Licenses and Contracts of the Helicon Companies and (ii) Consents of the Subordinated Holders. In the event Helicon cannot obtain the Consent of a Subordinated Holder, Helicon shall use commercially reasonable efforts to obtain an extension with respect to any action of such Subordinated Holder that may prevent, hinder or delay the Closing. Helicon shall, and shall cause the Helicon Companies to, prepare and file, or cause to be prepared and filed, within fifteen (15) days after the date hereof, all applications required to be filed with the FCC and any

Franchising Authority (except for all FCC Forms 394, which shall be filed within five (5) days of the date hereof), that are necessary for the transfer of control to Charter in connection with the consummation of the transactions contemplated by this Agreement of the Franchises and the Licenses identified in
SCHEDULE 3.4, subject to receipt from Charter of its respective portions of such applications, which portions the Charter Parties have prepared and are delivering to Helicon on the date hereof. Subject to the other provisions of this Section 6.4, if, notwithstanding their commercially reasonable efforts, Helicon and the other Helicon Companies are unable to obtain any of the Consents, none of the Helicon Companies nor Sellers shall be liable to any of the Charter Parties for any breach of covenant, and after the Closing, Sellers shall not have any obligation with respect to obtaining any Consents or any liability for the failure of such Consents to be obtained. Nothing herein shall require the expenditure or payment of any funds (other than in respect of normal and usual attorneys fees, filing fees or other normal costs of doing business) or the giving of any other consideration by Sellers or any Helicon Company.

                  (b Each of the Charter Parties agrees to cooperate with the Helicon Companies and Sellers in all commercially reasonable respects in obtaining any necessary Consents. The parties shall use commercially reasonable efforts to overcome any opposition to obtaining any Consents. Without limiting the foregoing, if in connection with the process of obtaining any Consent, a Governmental Authority or other Person imposes any condition or any change to a Franchise, License or Contract to which such Consent relates that would be applicable to any Charter Party or any Helicon Company as a requirement for granting its Consent, Buyer may negotiate jointly with Helicon with such Governmental Authority or other Person, as appropriate, with respect to such condition or change, and each agrees that neither the Helicon Companies nor the Charter Parties shall have any obligation to bear any monetary obligations to a Governmental Authority or other Person as a condition to obtaining any required Consent therefrom; PROVIDED, HOWEVER, that either may elect, in its sole discretion, to satisfy such monetary obligations, in which case, the Charter Parties will accept (and agree that Helicon may cause any Helicon Company to accept) any condition or change in the Franchise, License or Contract to which such Consent relates to the extent provided herein. The Charter Parties will comply with any reasonable request (as determined in their sole discretion) to fulfill any non-monetary obligations in connection with the granting of a Consent to a transfer of a Franchise. The Charter Parties shall promptly furnish to any Governmental Authority or other Person from whom a Consent is requested such accurate and complete information regarding the Charter Parties and their Subsidiaries including financial information concerning the Charter Parties and other information relating to the cable and other media operations of the Charter Parties, as such Governmental Authority or other Person may reasonably require in connection with obtaining any Consent, and Buyer shall promptly furnish to Helicon a copy of any such information provided to any Governmental Authority or other Person, and any other information concerning the Charter Parties as Helicon may reasonably request in connection with obtaining any Consent. To the extent Helicon is required to supply such information as to the Charter Parties and their Subsidiaries to Persons from whom Consents are sought, Helicon may supply such information and shall have no obligation to the Charter Parties with respect to the disclosure or use of such information by such Persons. It is understood and agreed that nothing contained in this Section 6.4(b) shall prevent the Charter Parties (or their employees, agents, representatives and any other Person acting on behalf of the Charter Parties) from making statements or inquiries to, attending meetings of, making presentations to, or from responding to requests initiated by Governmental Authorities or other Persons from whom a Consent is sought, and the Charter Parties shall use commercially reasonable efforts to apprise Helicon of all such requests.

         6.5 HSR ACT FILING. As soon as practicable after the execution of this Agreement, but in any event no later than thirty days after such execution, the parties will each complete and file, or cause to be completed and filed, any notification and report required to be filed under the HSR Act; and each such filing shall request early termination of the waiting period imposed by the HSR Act. The parties shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiry received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any Governmental Authority in connection with antitrust matters. The parties shall use commercially reasonable efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. The fees relating to the filings required by the HSR Act shall be shared equally by Charter, on the one hand, and Helicon, on the other hand.

         6.6 ABILITY TO CONSUMMATE TRANSACTIONS.

                  (a No Charter Party will take any action that does, or could reasonably be expected to, disqualify Charter to be the transferee of control of the Helicon Companies as the holder of the Franchises and the owner and operator of the Assets and Systems.

                  (b None of the parties hereto will take any action that is inconsistent with its respective obligations under this Agreement or which does, or would reasonably be expected to, materially hinder or delay the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, at all times between the date hereof and the Closing Date, each Charter Party will take all necessary or advisable actions to ensure, and each Charter Party will ensure, that Charter is able to deliver the Preferred LLC Interest at Closing, and that Buyer is able to deliver the Cash Consideration at Closing, and each Seller will take all necessary or advisable actions to ensure, and each Seller will ensure, that such Seller will be able to sell, transfer, deliver its respective Purchased Interest, at Closing.

         6.7 CONTINUATION OR REFINANCING OF THE DEBT OBLIGATIONS.

                  (a The Charter Parties acknowledge and agree that all obligations of the Helicon Companies with respect to the debt instruments that are listed in SCHEDULE 3.6 (including all principal, accrued and unpaid interest and all other amounts) shall remain obligations of the Helicon Companies through and after Closing, and each of the Charter Parties will cooperate with the Helicon Companies with respect to any information on or assurances by the Charter Parties that shall be reasonably requested by any of the holders of such debt instruments with respect to the continuation of such obligations subsequent to Closing; PROVIDED, HOWEVER, that if, and only to the extent that, any of the holders of such debt instruments shall, in accordance with the terms thereof, demand payment as a condition of the grant of their Consent to the consummation hereof, the Charter Companies shall take such actions as shall be necessary to effect the refinancing of the Debt Obligations held by such holders on the Closing Date. Notwithstanding any other provision hereof, the Charter Parties shall bear and pay any amounts in the nature of prepayment penalties or other fees or expenses that are required to be paid under the terms of the debt instruments that are listed in SCHEDULE 3.6 with respect to the assumption of the Debt Obligations, or the refinancing or satisfaction thereof, or the change of control of the Helicon Companies.

                  (b The Charter Parties shall release and hold harmless the Sellers and Baum at the Closing from any further obligations with respect to the debt instruments that are listed in SCHEDULE 3.6, such release being substantially in the form attached hereto as EXHIBIT D.

         6.8 RETENTION AND ACCESS TO THE HELICON COMPANIES' RECORDS. Except as provided in Section 6.10(c)(1), Sellers shall, for a period of five years from the Closing Date or such shorter period as is required by statute, have access to, and the right to copy, at their expense, during usual business hours upon reasonable prior notice to Buyer, all of the books and records relating to the Helicon Companies, Assets and Systems that were transferred to Buyer pursuant to this Agreement. Buyer shall retain and preserve all such books and records for such five year period or such shorter period as is allowed by statute. Subsequent to such five year period or such or such shorter period as is allowed by statute, Buyer shall only destroy such books and records and subsequent to thirty days' notice to Sellers of their right to remove and retain such books and records or to copy such books and records prior to their destruction; PROVIDED, HOWEVER, that Buyer shall retain or deliver to the Sellers all books and records related to any ongoing litigation or audit or investigation by a Governmental Authority.

         6.9 PURCHASE AND EXERCISE OF WARRANTS. BII shall purchase all of the outstanding Warrants from the Subordinated Holders pursuant to its rights as Baum's assignee under the Call Agreement in exchange for cash or the issuance of a note with full recourse to BII and guaranteed by Baum and shall exercise the Warrants and pay to Helicon an aggregate exercise price in cash of $3,628,250.

         6.10 TAX MATTERS. The following provisions shall govern the allocation of responsibility between the Charter Parties and Sellers for certain tax matters following the Closing Date:

                  (a TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Helicon Corp. shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Helicon Companies (i) that are due on or before the Closing Date, or (ii) that relate to taxable periods ending on or prior to the Closing Date but are required to be filed after the Closing Date. Such Tax Returns shall be prepared in accordance with each Helicon Company's past custom and practice, and allocations of items of income and gain and loss and deduction shall be made using the closing of the books method. In the case of any Helicon Company that is a partnership or limited liability company, such Tax Returns shall be prepared in accordance with the Organizational Documents of such Helicon Company as in effect on the Closing Date. In preparing each Helicon Company's Tax Returns, Helicon Corp. shall consult with Buyer in good faith and shall provide Buyer with drafts of such Tax Returns (together with the relevant back-up information) for review at least ten days prior to filing.

                  (b TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Helicon Companies for Tax periods which begin before the Closing Date and end after the Closing Date. Such Tax Returns shall be prepared in accordance with each Helicon Company's past custom and practice. In preparing such Tax Returns, Buyer shall consult with Helicon Corp. in good faith and shall provide Helicon Corp. with drafts of such Tax Returns (together with the relevant back-up information) for review at least ten days prior to filing.

                  (c COOPERATION ON TAX MATTERS.

                           (1 The Charter Parties and Helicon Corp. shall
cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.10 and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Charter Parties and Helicon Corp. agree (A) to retain all books and records with respect to Tax matters pertinent to the Helicon Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any Charter Party or Helicon Corp., any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Helicon Corp., as the case may be, shall allow the other party to take possession of such books and records to the extent they would otherwise be destroyed or discarded.

                           (2 The Charter Parties and Helicon Corp. further
agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including Taxes with respect to the transactions contemplated hereby).

                           (3 The Charter Parties and the Partners agree that if
any of them receives any notice of an audit or examination from any Governmental Authority with respect to Taxes of any Helicon Company for any taxable period or portion thereof ending on or prior to the Closing Date, then the recipient of such notice shall, within three (3) days of the receipt thereof, notify and provide copies of such notice to the other party, as the case may be, in accordance with the notice provisions of Section 11.2.

                           (4 The Charter Parties further agree that immediately
after the Closing, BII shall be relieved of its responsibilities with respect to post-Closing matters as the "tax matters partner," within the meaning of Section 6231(a)(7) of the Code, of Helicon and THGLP, and that the Charter Parties shall take any and all actions required to be taken to effectuate the same.

                  (d SECTION 754 ELECTIONS; ALLOCATION OF PURCHASE PRICE. (1) To the extent not already in effect, each Helicon Company that is treated as a partnership for federal income tax purposes shall timely file an election under
Section 754 of the Code so that such entities shall be able to adjust the tax basis of their assets (collectively, the "PARTNERSHIP ASSETS") under Section 743(b) of the Code as a result of the transactions contemplated herein.

                           (2) The aggregate amount of the Cash Consideration
and any liabilities of the Helicon Companies (the "PURCHASE CONSIDERATION") shall be allocated among the Partnership Assets in an allocation agreement (the "ALLOCATION AGREEMENT") to be prepared in accordance with the rules under Sections 743(b), 751, 755 and 1060 of the Code. Buyer shall deliver a draft of the Allocation Agreement to Helicon Corp. at least thirty (30) days prior to the Closing Date for approval and consent, and Buyer and Helicon Corp. shall mutually agree upon the Allocation Agreement prior to the Closing Date. In this regard, Buyer and Helicon Corp. agree that for purposes of such Allocation Agreement seventy-eight percent (78%) of the Purchase Consideration shall be allocated to the Franchises and twenty-two percent (22%) of the Purchase Consideration shall be allocated to the Partnership Assets that are tangible assets. Neither Buyer nor Helicon Corp. shall unreasonably withhold its approval and consent with respect to the Allocation Agreement. Buyer and Sellers agree that the Allocation Agreement shall be amended to reflect any post-Closing adjustments determined under
Section 2.6 of this Agreement. Unless otherwise required by applicable law, Buyer, Sellers and the Helicon Companies agree to act, and cause their respective affiliates to act, in accordance with the computations and allocations contained in the Allocation Agreement in any relevant Tax Returns or similar filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code ("1060 Forms")), to cooperate in the preparation of any 1060 Forms, to file such 1060 Forms in the manner required by applicable law and to not take any position inconsistent with such Allocation Agreement upon examination of any tax refund or refund claim, in any litigation or otherwise.

                  (e CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest but excluding any income tax) incurred in connection with the transactions consummated pursuant to this Agreement shall be borne equally by the Charter Parties and the Sellers. If and to the extent that such Taxes and fees are included in Adjustment Liabilities pursuant to Section 2.4(b)(2), Seller's share of such Taxes and fees shall be paid by the Helicon Companies. The Charter Parties and Helicon Corp. will cooperate in all reasonable respects to prepare and file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

                  (f The Charter Parties agree that they will not, and will not cause or permit any of their Affiliates or any Helicon Company to, amend any Tax Return of any Helicon Company with respect to any taxable period or portion thereof ending on or prior to the Closing Date without the prior written consent of Helicon Corp. Nothing in this Section 6.10(f) shall be construed to affect the Buyer's rights pursuant to Section 6.10(h) herein.

                  (g From and after the date of this Agreement, Helicon Corp. and each Helicon Company shall not without the prior written consent of the Buyer (which consent shall not be unreasonably withheld) make, or cause or permit to be made, any Tax election that would adversely affect Buyer in any material respect.

                  (h CONTESTS. (1) In the case of an audit or administrative proceeding that relates to taxable periods ending on or before the Closing Date with respect to any income Tax Return of the Helicon Companies, Helicon Corp. (as agent for and on behalf of the Sellers) shall have the right at its expense to participate in and control the conduct of such audit or proceeding; the Charter Parties also may participate in any such audit or proceeding and, if Helicon Corp. (as agent for and on behalf of the Sellers) does not assume the defense of any such audit or proceeding, the Charter Parties may defend the same in such manner as they may deem appropriate, including, but not limited to, settling such audit after giving ten (10) days prior written notice to the Partners setting forth the terms and conditions of settlement. In the event that issues relating to a potential adjustment are required to be dealt with in the same proceeding as separate issues relating to a potential adjustment for which the Charter Parties would be liable, the Charter Parties shall have the right, at their expense, to control the audit or proceeding with respect to the latter issues.

                           (2) Neither the Charter Parties nor Helicon Corp. (as
agent for and on behalf of the Sellers) shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld. The Charter Parties and Helicon Corp. (as agent for and on behalf of the Sellers) agree to cooperate, and the Charter Parties agree to cause the Helicon Companies to cooperate, in the defense against or compromise of any claim in any audit or proceeding.

                  (i The Charter Parties agree that they will not, and will not cause or permit any of their Affiliates to, file or otherwise make any election with respect to GP Buyer that would cause GP Buyer to be classified as an entity other than a partnership for federal and state income Tax purposes with respect to post-Closing Tax periods.

         6.11 HELICON NAME. Helicon Corp. and Helicon Group Ltd. retain the right to use the name "Helicon" after the Closing, and the Charter Parties agree to change, within one year after the Closing, the name of each Helicon Company include any variant of "Helicon" to a name that does not include any variant of "Helicon."

         6.12 RELEASES. Except as expressly provided in Section 10 or 6.13 hereof, with respect to the transactions contemplated by this Agreement, after the Closing, (a) no Charter Party nor any of its respective Affiliates will have any claim (other than claims for fraud) against or be entitled to enforce any provision of the Partnership Agreement against, any Seller nor any of such Seller's Affiliates, or any of their respective present and former officers, directors, stockholders, partners, representatives or agents, and all such claims (except claims made pursuant to Section 10 and claims for fraud) are hereby waived and released, and (b) no Seller nor any of such Seller's Affiliates will have any rights or any claim (other than claims for fraud), under or be entitled to enforce any provision of the Partnership Agreement against, any Charter Party, any of its Affiliates, or any of their respective present and former officers, directors, stockholders, partners, representatives or agents, and all such claims (except claims made pursuant to Section 10 or 6.13, and claims for fraud) are hereby waived and released.

         6.13 EXCULPATION AND INDEMNIFICATION. After the Closing, Buyer, GP Buyer and the Helicon Companies will be bound by and will assume the same obligations to satisfy (and Buyer and GP Buyer will cause the Helicon Companies to continue to satisfy) the rights of exculpation, indemnification and advancement of expenses to which the present and former directors, officers, employees and agents of the Helicon Companies and the Sellers are entitled with respect to any matter existing or occurring prior to the Closing and/or with respect to this Agreement and the Transaction Documents, under each such Helicon Company's existing Organizational Documents or resolution of Helicon's Advisory Committee, in accordance with the terms and conditions of any such exculpation and indemnification provisions as in effect on the date of this Agreement.

         6.14 EMPLOYEE MATTERS.

                  (a Except as otherwise provided in or required by any employment agreement between any Helicon Company and any employee, all employees of the Helicon Companies who continue in employment following the Closing shall be employed at the same salary or hourly rate as in effect immediately prior to Closing without material reduction for a period of six months following the Closing and shall be employed on such terms and conditions as are substantially similar in the aggregate to the terms and conditions of employment of Buyer's employees. Each such employee shall receive credit for all purposes (other than benefit accrual purposes under any defined benefit retirement plan) under any Employee Plan or Compensation Arrangement of the Buyer for past service with any Helicon Company and, to the extent credited under any Employee Plan or Compensation Arrangement of any Helicon Company, for past service with any predecessor employer.

                  (b Buyer shall offer group health plan coverage to all of the employees of the Helicon Companies and to the spouse and dependents of such employees who become employed by Buyer or any ERISA Affiliate of the Buyer as of the Closing on terms and conditions generally applicable to all of Buyer's similarly situated employees. For purposes of providing such coverage, Buyer shall waive all pre-existing condition limitations for all such employees covered by the health care plan of any Helicon Company as of the Closing and shall provide such health care coverage effective as of the Closing without the application of any eligibility period for coverage. In addition, Buyer shall credit all employee payments toward deductible out-of-pocket and co-payment obligation limits under the Helicon Companies' health care plans for the plan year which includes the Closing Date as if such payments had been made for similar purposes under Buyer's health care plans during the plan year which includes the Closing Date, with respect to employees of the Helicon Companies and the spouse and any dependents of such employees who become employed by Buyer as of the Closing Date.

                  (c Buyer shall assume full responsibility and liability for offering and providing "continuation coverage" to any "covered employee" and any "qualified beneficiary" who is covered by a "group health plan" sponsored or contributed to by any of the Helicon Companies who has experienced a "qualifying event" or is receiving "continuation coverage" on or prior to the closing. "Continuation coverage," "covered employee," "qualified beneficiary," "qualifying event" and "group health plan" all shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA. For purposes of this Section, each employee at any Helicon Company and each employee of Helicon Corp. who experiences a loss of health care coverage as a result of the transactions contemplated by this Agreement together with their spouse and dependents, if any, shall be deemed eligible for continuation coverage as provided herein.

         6.15 ASSIGNMENT OF CERTAIN ARRANGEMENTS WITH AFFILIATES.

                  (a) Prior to Closing Helicon Corp. will assign the Management Agreements to BII except that Helicon Corp. shall retain the right to receive the deferred management fees thereunder, which deferred management fees shall comprise Adjustment Liabilities. The Management Agreements shall be included at Closing in the BII Assets. At Closing, GP Buyer shall pay to Helicon Corp. the amount of such deferred management fees, in satisfaction in full of Helicon Corp.'s right to receive such deferred management fees.

                  (b) Prior to Closing, subject to the receipt of any Consents, Helicon Corp. will assign to Helicon, and Helicon will assume the programming agreements that have been entered into by Helicon Corp. as manager, as described in Schedules 3.8 and 3.17 hereof.

         6.16 PUT. Charter shall cause to be delivered at Closing to BII with respect to the Preferred LLC Interest, the put agreement (the "PUT AGREEMENT"), substantially in the form attached hereto as EXHIBIT E, duly executed by Paul Allen, Charter's controlling stockholder, which agreement shall entitle each holder of all or part of the units of the Preferred LLC Interest, at his option at any time until and through the fifth anniversary of the Closing Date, to put to Mr. Allen or his designee such number of units of such Preferred LLC Interest as such holder shall elect, for an amount equal to the number of such "put" units multiplied by the original issue price of such units, plus any accrued and unpaid dividends on such "put" units. On the date hereof, Charter is executing and delivering option agreements, (the "OPTION AGREEMENTS"), granting certain rights to BII and three other Partners in the event of an initial public offering of the common stock of Charter or one of its affiliates.

         6.17 GUARANTY BY CHARTER. Subject to the provisions of this Section 6.17, Charter hereby fully, unconditionally and irrevocably guarantees to Sellers the due and punctual payment of the Cash Consideration and any other monetary obligations of Buyer and the due and punctual performance of all other obligations of Buyer or GP Buyer, all in accordance with the terms of this Agreement. Charter hereby acknowledges that, with respect to all of Buyer's and GP Buyer's obligations to pay money, including the Cash Consideration, this guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Buyer or GP Buyer. Charter hereby waives diligence, demand of payment, filing of claims with a court in the event of merger or bankruptcy of Buyer or GP Buyer, any right to require a proceeding first against Buyer or GP Buyer, the benefit of discussion, protest or notice and all demands whatsoever, and covenants that this guaranty will not be discharged as to any obligation except by satisfaction of such obligation in full. Until the Sellers have been paid in full any amounts due and owing to Sellers under this Agreement, Charter hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against Buyer and GP Buyer that arise from the existence, payment, performance or enforcement of its obligations under this Agreement, including any right of reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of Sellers against Buyer or GP Buyer, or any collateral which Sellers hereafter acquire, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from Buyer or GP Buyer, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. To the fullest extent permitted by applicable law, the obligations of Charter hereunder shall not be affected by (a) the failure of the applicable obligee to assert any claim or demand or to enforce any right or remedy against Charter pursuant to the provisions of this Agreement or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement or the invalidity or unenforceability (in whole or in part) of this Agreement, unless consented to in writing by Charter and Sellers and (c) any change in the existence (corporate or otherwise) of Buyer, Charter or any of the Sellers or any insolvency, bankruptcy, reorganization or similar proceeding affecting any of them or their assets. If any amount shall be paid to Charter in violation of the preceding sentence and the obligations of Buyer or GP Buyer under this Agreement shall not have been discharged in full, such amount shall be deemed to have been paid to Charter for the benefit of, and held in trust for the benefit of, Sellers, and shall forthwith be paid to Sellers. Charter acknowledges that it will receive direct and indirect benefits from the consummation of the transactions contemplated by this Agreement and that the waivers set forth in this Section 6.17 are knowingly made in contemplation of such benefits. Nothing contained in this Section 6.17 is intended to or shall impair, as among Charter and Sellers, the obligations of Charter, which are absolute and unconditional, upon failure by Buyer or GP Buyer to perform their respective obligations under this Agreement, including the obligation to pay to Sellers the Cash Consideration and any other monetary obligations of Buyer when payable in accordance with the terms of this Agreement, or is intended to or shall affect the relative rights of Sellers and creditors of Charter, nor shall anything herein prevent Sellers from exercising all remedies otherwise permitted by applicable law.

         6.18 DISCLOSURE SCHEDULES. The parties acknowledge and agree that (i) Helicon's Disclosure Schedules and Charter's Disclosure Schedules may include certain items and information solely for informational purposes for the convenience of the parties hereto, and (ii) the disclosure of any matter in Helicon's Disclosure Schedules or Charter's Disclosure Schedules shall not be deemed to constitute an acknowledgment by the Helicon Parties, in this case of Helicon's Disclosure Schedules, or the Charter Parties, in the case of Charter's Disclosure Schedules, that the matter is material.

         6.19 FURTHER ASSURANCES. After the date hereof the parties shall take any commercially reasonable actions and execute any other documents that may be reasonably necessary or desirable to the implementation and consummation of this Agreement upon the reasonable request of the other party, at the expense of the requesting party.

         6.20 ENVIRONMENTAL REPORTS. At any time after the date hereof, Buyer shall have the right to engage an environmental consultant to conduct a Phase I environmental audit and to prepare a Phase I environmental report, and if recommended in such Phase I environmental report, a Phase II environmental audit and Phase II environmental report for each Real Property listed on SCHEDULE 3.9. The cost of Phase I and Phase II environmental audits and reports shall be borne by Buyer. The Helicon Companies shall cooperate with Buyer, in connection with such Phase I and Phase II environmental audits and reports, including providing all reasonable access to their respective properties and facilities.

         6.21 YEAR 2000 MATTERS. The Helicon Companies shall have taken commercially reasonable actions to implement the Year 2000 Plan and to complete implementation of the Year 2000 Plan as soon as is reasonably practicable. The Helicon Companies shall cooperate with the Charter Parties prior to the Closing with respect to the Year 2000 Matters. Such cooperation shall include providing the Charter Parties with status reports as the Charter Parties may reasonably request regarding Year 2000 Matters.

         6.22 REPRESENTATIONS, WARRANTIES AND COVENANTS OF BAUM. By his execution here below in joinder to this Agreement with respect to this Section 6.22, Baum agrees as follows:

                  (a) Baum represents and warrants to the Charter Parties: (i) that his joinder hereto and any Transaction Document to which he will become a party have been duly executed and delivered by him (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will be duly executed and delivered) and constitute (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will constitute) his legal, valid, and binding obligation, enforceable against him in accordance with their terms, except as the enforceability of this Agreement and such other Transaction Document may be limited by Enforceability Exceptions; and (ii) that his performance of his obligations under this Section 6.22 does not require any consent of, declaration to, notice to, or filing with any Governmental Authority or any other Person that has not been obtained, will not conflict with, result in a breach of, or constitute a default under any Legal Requirement to which he is bound, and will not conflict with, result in a material breach of, or constitute a material default under any material agreement or instrument to which he is bound.

                  (b) Baum represents and warrants to the Charter Parties that Baum holds all legal and beneficial rights to the THGLP Note free and clear, and will transfer such note to Buyer at Closing free and clear of all Encumbrances, subject to Legal Restrictions.

                  (c) Baum covenants to perform his obligations under Sections 2.2(c), 8.2(c), and 8.3(b)(1) hereof.

                  (d) Baum, Sellers and the Charter Parties agree that for purposes of Sections 7.1(b) and 10.5 hereof, Baum's representations and warranties in (i) subsections (a) and (b) above shall comprise representations and warranties of Sellers under Section 4 hereof, and (ii) subsection (b) above shall comprise representations and warranties of Sellers under Section 4.4 hereof.

                  (e) After the Closing, Baum agrees to indemnify and hold the Charter Parties harmless against and with respect to, and shall reimburse Buyer for any and all Losses resulting from any untrue representation or breach of warranty by Baum set forth in subsections (a) or (b) above, or the nonfulfillment of any covenant by Baum in subsection (c) above or in any Transaction Document to which Baum is a party; PROVIDED, HOWEVER, that the foregoing indemnity will be subject to the limitations in Section 10.5 hereof as if Baum comprised a Seller hereunder, and PROVIDED, FURTHER, that to implement such foregoing indemnity, Baum shall comprise an "Indemnifying Party" under
Section 10.6 hereof.

SECTION 7: CONDITIONS TO OBLIGATIONS OF THE CHARTER PARTIES AND SELLERS

         7.1 CONDITIONS TO OBLIGATIONS OF THE CHARTER PARTIES. All obligations of the Charter Parties at the Closing hereunder are subject to the fulfillment prior to or at the Closing of each of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES OF HELICON. As to the representations and warranties of Helicon set forth in Section 3, (1) each of those representations and warranties set forth in Section 3 which is expressly stated to be made solely as of the date of this Agreement or another specified date shall be true and correct in all respects as of such date, without regard to the materiality or Material Adverse Effect qualifiers set forth therein, and
(2) each of the other representations and warranties of Helicon set forth in
Section 3 shall be true and correct in all respects at and as of the time of the Closing as though made at and as of that time, without regard to the materiality or Material Adverse Effect qualifiers set forth therein (except for representations and warranties with respect to the delivery of documents to Buyer or the listing of documents on a Schedule hereto), provided that for purposes of each of clauses (1) and (2) above, the representations and warranties shall be deemed true and correct in all respects to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times does not constitute a Material Adverse Effect, when compared with the state of facts that would exist if all such representations and warranties were true in all respects as of the applicable times.

                  (b) REPRESENTATIONS AND WARRANTIES OF SELLERS. As to the representations and warranties of Sellers set forth in Section 4, (1) each of those representations and warranties set forth in Section 4 which is expressly stated to be made solely as of the date of this Agreement or another specified date shall be true and correct in all respects as of such date, without regard to the materiality or Material Adverse Effect qualifiers set forth therein, and
(2) each of the other representations and warranties of Sellers set forth in
Section 4 shall be true and correct in all respects at and as of the time of the Closing as though made at and as of that time, without regard to the materiality, or Material Adverse Effect qualifiers set forth therein (except for representations and warranties with respect to the delivery of documents to Buyer or the listing of documents on a Schedule hereto), except in each case of clauses (1) and (2) to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times does not constitute a Material Adverse Effect, when compared with the state of facts that would exist if all such representations and warranties were true in all respects as of the applicable times.

                  (c) COVENANTS. The Helicon Parties, the Sellers and Baum shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing.

                  (d) CONSENTS. (i) The aggregate number of Equivalent Subscribers as of the Closing, in those Franchise Areas that are Transferable Franchise Areas shall be at least ninety percent (90%) of the aggregate number of Equivalent Subscribers in all Franchise Areas as of the Closing, (ii) one hundred twenty (120) days shall have elapsed and no extensions of such 120-day period shall have been granted since the date of filing of the FCC Form 394 with respect to any Franchise Consent which has not been obtained; and (iii) all other Required Consents shall have been obtained.

                  (e) HART-SCOTT-RODINO. The requisite waiting period, if any, under the HSR Act shall have expired or been terminated.

                  (f) JUDGMENT. There shall not be in effect on the date on which the Closing is to occur any judgment, decree, order or other prohibition having the force of law that would prevent or make unlawful the Closing, provided that the Charter Parties shall have used commercially reasonable efforts to prevent the entry of any such judgment, decree, order or other legal prohibition and to appeal as expeditiously as possible any such judgment, decree, order or other legal prohibition that may be entered.

                  (g) DELIVERIES. The Helicon Parties shall have made or stand willing to make all the deliveries to Buyer described in Section 8.2.

                  (h) MATERIAL ADVERSE CHANGE. No event shall have occurred between the date of this Agreement and the date on which the Closing is to occur that has had a Material Adverse Effect.

                  (i) PURCHASE AND EXERCISE OF WARRANTS. BII (a) shall have purchased all of the outstanding Warrants from the Subordinated Holders pursuant to its rights as Baum's assignee under the Call Agreement and (b) shall have exercised the Warrants.

         7.2 CONDITIONS TO OBLIGATIONS OF SELLERS.

                  All obligations of each Seller at the Closing hereunder are subject to the fulfillment prior to or at the Closing of each of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Charter Parties set forth in Section 5 shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                  (b) COVENANTS. The Charter Parties shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing.

                  (c) CONSENTS. (i) The aggregate number of Equivalent Subscribers as of the Closing, in those Franchise Areas that are Transferable Franchise Areas shall be at least ninety percent (90%) of the aggregate number of Equivalent Subscribers in all Franchise Areas as of the Closing, (ii) one hundred twenty (120) days shall have elapsed and no extensions of such 120-day period shall have been granted since the date of filing of the FCC Form 394 with respect to any Franchise Consent which has not been obtained; and (iii) all Required Consents shall have been obtained.

                  (d) HART-SCOTT-RODINO. The requisite waiting period, if any, under the HSR Act shall have expired or been terminated.

                  (e) JUDGMENT. There shall not be in effect on the date on which the Closing is to occur any judgment, decree, order or other prohibition having the force of law that would prevent or make unlawful the Closing, provided that Helicon Parties shall have used commercially reasonable efforts to prevent the entry of any such judgment, decree, order or other legal prohibition and to appeal as expeditiously as possible any such judgment, decree, order or other legal prohibition that may be entered.

                  (f) RELEASE FROM DEBT INSTRUMENTS. Sellers and Baum shall have been released as provided in Section 6.7(b) by the Charter Parties from any further obligations with respect to the debt instruments that are listed in
SCHEDULE 3.6.

                  (g) DELIVERIES. The Charter Parties shall have made or stand willing to make all the deliveries described in Section 8.3.

SECTION 8: CLOSING AND CLOSING DELIVERIES

         8.1 CLOSING.

                  (a) CLOSING DATE.

                           (1) Subject to satisfaction or, to the extent
permitted by law, waiver, of the closing conditions described in Section 7, and subject to Section 8.1(a)(2), the Closing shall take place on a date specified by the mutual agreement of Helicon and Buyer, or in the absence of such agreement, on the last business day of such calendar month in which the conditions set forth in Sections 7.1(d) and (e) and Sections 7.2(c) and (d) shall have been satisfied or waived; PROVIDED, HOWEVER, that if the last business day of such calendar month in which such conditions shall have been satisfied or waived shall be beyond the Upset Date, then the Closing shall occur on the Upset Date.

                           (2) If on the date on which the Closing would
otherwise be required to take place pursuant to Section 8.1(a)(1), (A) there shall be in effect any judgment, decree, or order that would prevent or make unlawful the Closing, or
(B) any other circumstance beyond the reasonable control of the Helicon Parties or the Charter Parties shall exist that would prevent the Closing or the satisfaction of any of the conditions precedent to any party set forth in
Section 7, then either Helicon or Buyer may, at its option, postpone the date on which the Closing is required to take place until such date, to be set by the party that elects to postpone the date for Closing pursuant to this subsection
(2) on at least five business days' written notice to the other party, as soon as practicable after such judgment, decree, or order ceases to be in effect, or such other circumstance ceases to exist; PROVIDED, HOWEVER, that any postponement of the date on which the Closing is required to take place to a date beyond the Upset Date shall require the consent of both Helicon and Buyer.

                  (b) CLOSING PLACE. The Closing shall be held at the offices of Paul, Hastings, Janofsky & Walker LLP, 399 Park Avenue, 31st Floor, New York, New York 10022, or any other place or time as Helicon and Buyer shall mutually agree.

         8.2 DELIVERY BY SELLERS. The Sellers shall deliver or cause to be delivered to the Charter Parties the following:

                  (a) BII ASSETS. An assignment agreement providing for the assignment and contribution of the BII Assets by BII to GP Buyer, in a form reasonably satisfactory to GP Buyer, together with any certificates representing the GP Interest.

                  (b) PURCHASED INTERESTS. An assignment agreement providing for the assignment of the LP Interests and the Preferred Interests by the Limited Partners to Buyer, in a form reasonably satisfactory to Buyer, together with any certificates representing the LP Interests or the Preferred Interests, duly endorsed for transfer.

                  (c) THGLP NOTE. An assignment agreement providing for the assignment of the THGLP Note by Buyer, in a form reasonably satisfactory to Buyer, together with the original THGLP Note.

                  (d) OFFICER'S CERTIFICATE OF HELICON AND BII. A certificate executed by BII, on its own behalf and in its capacity as the general partner of Helicon, dated as of the Closing Date, certifying that the closing conditions specified in Sections 7.1(a) and (c) have been satisfied as to Helicon or BII, except as disclosed in such certificate.

                  (e) SELLERS' CERTIFICATE. A certificate executed by Sellers, dated as of the Closing Date, certifying that the closing conditions specified in Sections 7.1(b) and (c) have been satisfied as to Sellers and Baum, except as disclosed in such certificate.

                  (f) SECRETARIES' CERTIFICATES. A certificate executed by Helicon and BII, dated as of the Closing Date, (1) certifying that the resolutions, as attached to said certificate, were duly adopted by BII, on its own behalf and in its capacity as the general partner of Helicon, as the case may be, authorizing and approving the execution by such party of this Agreement and the other Transaction Documents to which such party is a party and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect; and (2) providing, as attachments thereto, Certificates of Good Standing for Helicon and each of the other Helicon Companies certified by an appropriate state official of the State of their organization, all certified by such state officials as of a date not more than fifteen days before the Closing Date.

                  (g) COMPLIANCE WITH FIRPTA. A certificate executed by each Seller, in a form reasonably satisfactory to the Buyer, pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that such Seller is not a foreign person.

                  (h) CONSENTS. Copies of Consents which have been obtained by Helicon or Sellers prior to the Closing.

                  (i) INDEMNITY AGREEMENT. The Indemnity Agreement, duly executed by Helicon Corp. (as agent for and on behalf of Sellers) and the Escrow Agent.

                  (j) AMENDED LLC AGREEMENT. The Amended LLC Agreement duly executed by BII.

                  (k) RESIGNATIONS. Written resignations, effective on the Closing Date, of all officers, managers and directors of the Helicon Companies.

                  (l) TERMINATIONS. Written terminations, effective on the Closing Date, of all management and other similar agreements, as listed in
SCHEDULE 3.17, between any of the Sellers and any of the Helicon Companies, except as provided in Section 6.15 hereof.

                  (m) BANK ACCOUNTS. True and complete information regarding each Helicon Company's bank accounts containing cash deposits as of the Closing Date and the names of all authorized signatories on all such accounts.

                  (n) ORGANIZATIONAL, FINANCIAL, AND TAX RECORDS. All corporate, partnership or limited liability company records (including minute books and stock books and registers) and financial and tax records of each of the Helicon Companies that are not located at one of the offices or sites included in the Real Property.

                  (o) OPINIONS OF COUNSEL. (i) An opinion of Dow, Lohnes & Albertson, PLLC, counsel to Helicon, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer; and (ii) an opinion of counsel to certain Partners, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer.

                  (p) PUT AGREEMENT. The Put Agreement duly executed by BII.

         8.3 DELIVERY BY THE CHARTER PARTIES. Prior to or at the Closing, the Charter Parties shall deliver to Sellers the following:

                  (a) ASSUMPTION AGREEMENTS

                           (1) An assumption agreement providing for the
assumption by GP Buyer of the BII Assets, in a form reasonably satisfactory to BII.

                           (2) An assumption agreement providing for the
assumption by Buyer of the LP Interests and the Preferred Interests, in a form reasonably satisfactory to Sellers.

                           (3) An assumption agreement providing for the
assumption by GP Buyer of the Management Agreements, in a form reasonably satisfactory to Helicon Corp.

                  (b) PURCHASE CONSIDERATION.

                           (1) The purchase price for the THGLP Note, as set
forth in Section 2.2(c) hereof, by wire transfer of immediately available funds to an account designated by Baum by written notice to Buyer not less than two days prior to Closing.

                           (2) As provided in Section 2.5, the payments to the
Escrow Agent, if the Partners do not elect to deliver the Letters of Credit, by wire or accounts transfer of immediately available funds to one or more accounts designated by the Escrow Agent, and the Estimated Cash Consideration, less the payments to the Escrow Agent, to the Partners in accordance with the allocation agreed to among them pursuant to Section 2.3 hereof, by wire or accounts transfer of immediately available funds to one or more accounts designated by the Partners, in each case by written notice to Buyer not less than two days prior to the Closing.

                  (c) OFFICERS' CERTIFICATE. A certificate executed by each of the Charter Parties, dated as of the Closing Date, certifying that the closing conditions specified in Sections 7.2(a) and (b) have been satisfied, except as disclosed in said certificate.

                  (d) SECRETARIES' CERTIFICATE. A certificate executed by each of the Charter Parties, dated as of the Closing Date, (1) certifying that the resolutions, as attached to said certificate, were duly adopted by the Board of Directors of such Charter Party, authorizing and approving the execution by such Charter Party of this Agreement and the other Transaction Documents to which such Charter Party is a party and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect; and (2) providing, as attachments thereto, a Certificate of Good Standing for such Charter Party certified by an appropriate state official of the State of Delaware, certified by such state official as of a date not more than fifteen days before the Closing Date.

                  (e) AMENDED LLC AGREEMENT. The Amended LLC Agreement duly executed by Charter and GP Buyer.

                  (f) INDEMNITY AGREEMENT. The Indemnity Agreement, duly executed by Buyer (as agent for and on behalf of the Charter Parties), and the Escrow Agent.

                  (g) OPINION OF COUNSEL. An opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to the Partners.

                  (h) PUT AGREEMENT. The Put Agreement executed by Paul G.
Allen.

SECTION 9: TERMINATION

         9.1 AGREEMENT BETWEEN HELICON AND BUYER. This Agreement may be terminated at any time prior to the Closing by agreement between Helicon and Buyer.

         9.2 TERMINATION BY HELICON. This Agreement may be terminated at any time prior to the Closing by Helicon, and the BII Contribution and the purchase and sale of the Purchased Interests abandoned, upon written notice to Buyer, upon the occurrence of any of the following:

                  (a) CONDITIONS. If on any date determined for the Closing in accordance with Section 8.1 if each condition set forth in Section 7.1 has been satisfied (or will be satisfied by the delivery of documents at the Closing) or waived in writing on such date and either a condition set forth in Section 7.2 has not been satisfied (or will not be satisfied by the delivery of documents at the Closing) or waived in writing on such date or a Charter Party has nonetheless refused to consummate the Closing. Notwithstanding the foregoing, Helicon may not rely on the failure of any condition set forth in Section 7.2 to be satisfied if such failure was principally caused by any Helicon Party's failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

                  (b) UPSET DATE. If the Closing shall not have occurred on or prior to the Upset Date, unless the failure of the Closing to occur was principally caused by Helicon Party's failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

                  (c) CLOSING EQUIVALENT SUBSCRIBERS. If the Closing Equivalent Subscribers shall be less than 150,000, PROVIDED, that termination pursuant to this Section 9.2(c) shall not be effective, and shall be void ab initio, in the event that Buyer delivers notice to Helicon that Buyer is willing to close notwithstanding the failure of the Closing Equivalent Subscribers to be at least 150,000; PROVIDED, FURTHER, that, if Buyer elects to close as provided in the immediately foregoing proviso, than notwithstanding the actual number of Closing Equivalent Subscribers or any other provision of this Agreement, the Estimated Cash Consideration payable by Buyer at such Closing shall be an amount equal to Four Hundred Eighty-Four Million Five Hundred Thousand Dollars ($484,500,000) decreased by the amount of the Closing Net Liabilities pursuant to Section 2.4(b) and adjusted pursuant to Section 2.4(c).

         9.3 TERMINATION BY BUYER. This Agreement may be terminated at any time prior to the Closing by Buyer, and the BII Contribution and purchase and sale of the Purchased Interests abandoned, upon written notice to Helicon, upon the occurrence of any of the following:

                  (a) CONDITIONS. If on any date determined for the Closing in accordance with Section 8.1 if each condition set forth in Section 7.2 has been satisfied (or will be satisfied by the delivery of documents at the Closing) or waived in writing on such date and either a condition set forth in Section 7.1 has not been satisfied (or will not be satisfied by the delivery of documents at the Closing) or waived in writing on such date or any Helicon Party has nonetheless refused to consummate the Closing. Notwithstanding the foregoing, Buyer may not rely on the failure of any condition set forth in Section 7.1 to be satisfied if such failure was principally caused by any Charter Party's failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

                  (b) UPSET DATE. If the Closing shall not have occurred on or prior to the Upset Date, unless the failure of the Closing to occur was principally caused by any Charter Party's failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

                  (c) CLOSING EQUIVALENT SUBSCRIBERS. If the Closing Equivalent Subscribers shall be less than 150,000.

         9.4 EFFECT OF TERMINATION. If this Agreement is terminated as provided in this Section 9, then this Agreement will forthwith become null and void and there will be no liability on the part of any party to any other party or any other Person in respect thereof, provided that:

                  (a) SURVIVING OBLIGATIONS. The obligations of the parties described in Sections 6.2, 9.4 and 11.1 (and all other provisions of this Agreement relating to expenses) will survive any such termination.

                  (b) WITHDRAWAL OF APPLICATIONS. All filings, applications and other submissions relating to the consummation of the transaction contemplated hereby shall, to the extent practicable, be withdrawn from the Governmental Authority or other Person to whom made.

                  (c) WILLFUL BREACH BY THE CHARTER PARTIES. No such termination will relieve Buyer from liability for a willful breach by the Charter Parties of this Agreement, and in such event the Helicon Parties shall have all rights and remedies available at law and equity, including the remedy of specific performance.

                  (d) WILLFUL BREACH BY THE HELICON PARTIES. No such termination will relieve the Helicon Parties from liability for a willful breach of this Agreement, and in such event the Charter Parties shall have all rights and remedies available at law or equity, including the remedy of specific performance.

                  (e) NO RECOURSE. Anything in this Agreement or applicable law to the contrary notwithstanding, in the event this Agreement is terminated as provided in this Section 9:

                           (1) No Charter Party will have any claim or recourse
against Baum, any of the Sellers, or any of their or the Helicon Parties' respective officers, directors, shareholders, partners, employees, agents or Affiliates (other than the Helicon Companies) as a result of the breach of any representation, warranty, covenant or agreement of any Helicon Party contained herein or otherwise arising out of or in connection with the transactions contemplated by this Agreement or the business or operations of the Helicon Companies prior to the Closing. The Charter Parties' sole recourse shall be against the Helicon Companies.

                           (2) No Helicon Party will have any claim or recourse
against any of the Charter Parties' respective officers, directors, shareholders, partners, employees, agents or Affiliates (other than the Charter Parties) as a result of the breach of any representation, warranty, covenant or agreement of any Charter Party contained herein or otherwise arising out of or in connection with the transactions contemplated by this Agreement or the compliance by the Charter Parties with their covenants prior to the Closing. The Helicon Parties' sole recourse shall be against the Charter Parties.

         9.5 ATTORNEY'S FEES. Notwithstanding any provision in this Agreement that may limit or qualify a party's remedies, in the event of a default by any party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the defaulting party of its reasonable legal fees and expenses (whether incurred in arbitration, at trial, or on appeal).

SECTION 10: SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN
            REMEDIES

         10.1 SURVIVAL. All representations, warranties and covenants set forth herein will survive the Closing, provided that all claims made in respect of such representations, warranties and covenants will be subject to any applicable limitations set forth in this Section 10.

         10.2 INDEMNIFICATION BY SELLERS. After the Closing, but subject to
Section 10.5, the Sellers agree to indemnify and hold the Charter Parties harmless against and with respect to, and shall reimburse Buyer for:

                    (a) any and all Losses resulting from any untrue representation or breach of warranty by Helicon or the nonfulfillment of any covenant to be performed at or prior to Closing by Helicon contained in this Agreement or any other Transaction Document to which Helicon is a party; and

                    (b) any and all Losses resulting from any untrue representation or breach of warranty by such Seller or the nonfulfillment of any covenant by such Seller contained in this Agreement or any other Transaction Document to which such Seller is a party.

                    For purposes of this Section 10, each representation and warranty (whether made as of the date of this Agreement or made on and as of the Closing Date) contained in this Agreement for which indemnification is sought hereunder shall be read (including for purposes of determining whether a breach of such representation or warranty has occurred) without regard to, and as if such representation or warranty did not contain materiality or Material Adverse Effect qualifications that may be contained therein (except for representations and warranties with respect to the delivery of documents to Buyer or the listing of documents on a Schedule hereto).

         10.3 INDEMNIFICATION BY THE CHARTER PARTIES. After the Closing, but subject to Section 10.5, the Charter Parties jointly and severally agree to indemnify and hold Sellers harmless against and with respect to, and shall reimburse Sellers for any and all Losses resulting from any untrue representation or breach of warranty by any Charter Party or the nonfulfillment of any covenant by any Charter Party contained in this Agreement or any other Transaction Document to which such Charter Party is a party.

         10.4 INDEMNITY AGREEMENT. At the Closing, Buyer (as agent for and on behalf of the Charter Parties), Helicon Corp. (as agent for and on behalf of Sellers), and the Escrow Agent shall execute the Indemnity Agreement, in accordance with which Buyer will deposit the Indemnity Fund with or, at the Sellers' option, the Sellers will deliver the Letters of Credit to the Escrow Agent on the Closing Date in order to provide a fund for, and the exclusive source for, the payment of any indemnification to which any Charter Party is entitled under this Section 10 (such escrow, the "INDEMNITY FUND"); PROVIDED, HOWEVER, that the Indemnity Fund shall not be the exclusive source for the payment of any indemnification to which any Charter Party is entitled as a result of a breach of the representations and warranties set forth in Section
4.3 or 4.4.

                    (a) The Indemnity Fund will be administered in accordance with the provisions of this Section 10 and the Indemnity Agreement.

                    (b) On the first business day following the twelve-month anniversary of the Closing Date, the Indemnity Fund, less any amount subject to an outstanding claim by the Charter Parties, shall be released from escrow and paid over to the Partners. Thereafter, any remaining Indemnity Fund shall be released from escrow and paid over to Sellers, in accordance with the Indemnity Agreement.

         10.5 CERTAIN LIMITATIONS ON INDEMNIFICATION OBLIGATIONS.
Notwithstanding anything in this Agreement to the contrary:

                    (a) The following limitations shall apply to any of the Charter Parties or any of the Sellers, as the Claimant, with respect to its claims against the Sellers or the Charter Parties, as the Indemnifying Party, for indemnity for matters described in Section

10.2 or 10.3, as the case may be, other than any claim by Sellers regarding the nonfulfillment of the Charter Parties' obligation to pay the Cash Consideration or issue the Preferred LLC Interest (in which event the following limitations shall not apply):

                           (1) The Indemnifying Party will not be required to
indemnify or otherwise be liable to the Claimant for matters described in
Section 10.2 or 10.3 (as the case may be) unless and until the aggregate amount of all Losses of the Claimant arising therefrom for which the Indemnifying Party would have indemnification liability to the Claimant but for this Section 10.5(a)(1), exceeds, and then only to the extent of the excess above, $400,000; PROVIDED, HOWEVER, that this Section 10.5(a)(1) shall not apply to any amount payable to Buyer or Sellers pursuant to Section 2.6, or as a result of a breach of any of the representations and warranties set forth in Sections 4.3 or 4.4.

                           (2) No Indemnifying Party will be required to
indemnify or otherwise be liable to the Claimant with respect to any Losses arising under Section 10.2 or 10.3 (as the case may be) unless the Claimant gives the Indemnifying Party written notice of a claim pursuant to Section 10.2 or 10.3 (as the case may be) on or prior to the date that is twelve months after the Closing Date, PROVIDED, that such twelve-month limitation shall not apply in the case of any breach of any of the representations and warranties set forth in Sections 4.3 or 4.4; and

                           (3) Except for a claim of a breach of any of the
representations and warranties set forth in Sections 4.3 and 4.4, the sole and exclusive remedy available to the Claimant shall be a claim for indemnity pursuant to the terms of this Section 10.

                           (4) The amount payable to the Claimant by the
Indemnifying Party in respect of a Loss shall be computed net of any insurance payments received with respect thereto that reduces the amount of such Loss that would otherwise be sustained. The parties hereto agree to use commercially reasonable efforts to collect any and all insurance proceeds to which it may be entitled in respect of any Loss prior to seeking indemnity as Claimant from the Indemnifying Party.

                           (5) No party shall have any liability or obligation
(for indemnification or otherwise) arising as a result of any other party's waiver of any closing condition, nor shall any adjustment be made to the Cash Consideration in respect of the foregoing.

                           (6) No Indemnifying Party will have any liability or
obligation for any inaccuracy in any representation or warranty made by such party in this Agreement (1) which did not exist as of the date of this Agreement and which arose other than by reason of any breach by a Indemnifying Party of any covenant or agreement of such party set forth in this Agreement, or (2) if such inaccuracy does not exist at the time of the Closing.

                    (b) Notwithstanding anything in this Agreement to the contrary, the following additional limitations shall apply with respect to claims against the Sellers, as the Indemnifying Party, by the Charter Parties, as Claimants, for indemnity for any matter described in Section 10.2:

                           (1) Anything in this Agreement or applicable law to
the contrary notwithstanding, other than claims (i) with respect to the Indemnity Fund as provided for in this Agreement and (ii) for breaches of representations and warranties contained in Sections 4.3 and 4.4, no Seller, its Affiliates or any of their respective officers, directors, shareholders, members, partners, employees or agents shall have any obligation or liability to any Charter Party under this Section 10 or otherwise, and no Charter Party will have any claim or recourse against Seller, its Affiliates or any of their respective officers, directors, shareholders, members, partners, employees or agents as a result of the breach of any representation, warranty, covenant or agreement of any Helicon Party or any Seller contained herein or otherwise arising out of or in connection with the transactions contemplated by this Agreement or the Transaction Documents or the business or operations of the Helicon Companies prior to the Closing.

                           (2) All payments required to be made by Sellers or
any Seller in respect of their indemnification obligations under this Section 10 shall be made solely from the Indemnity Fund except for any misrepresentation or breach by any Seller of any representations and warranties by such Seller in
Section 4.3 or 4.4 hereof, in which event such Seller shall be solely liable with respect to any indemnity due the Charter Parties under Section 10.2(b) above.

                           (3) Sellers shall not be liable with respect to any
Loss to the extent that the amount of such Loss was included as an Adjustment Liability in the computation of Closing Net Liabilities in accordance with
Section 2.

                           (4) No Seller will have any liability or obligation
for any inaccuracy in any representation or warranty made by any Helicon Party in this Agreement which relates to any Excluded Asset.

                           (5) Sellers shall have no obligation to indemnify or
otherwise be liable to the Charter Parties with respect to any claim for breach of any representation or warranty by any of the Helicon Parties or otherwise, arising from any presence of Hazardous Substances on any of the Real Property described on Schedule 3.9 to the extent that such presence of Hazardous Substances shall have been disclosed or revealed to the Charter Parties in any environmental assessments undertaken between the date hereof and the Closing Date; PROVIDED, HOWEVER, that notwithstanding the foregoing, the representations and warranties on environmental matters by Helicon in Section 3.14, unqualified by the results of such environmental assessments, shall continue to comprise a closing condition under Section 7.1(a) hereof.

                           (6) No Seller will have any liability or obligation
for any untrue representation or breach of warranty with respect to inaccuracy in any representation or warranty set forth in Section 3.20 that exists as of the Closing Date that did not exist as of the date of this Agreement.

                    (c) The foregoing limitations shall not apply with respect to claims arising following the Closing relating to any breach of the terms of the Amended LLC Agreement, the Put Agreement, Option Agreement or the release from Debt Obligations.

         10.6 PROCEDURE FOR INDEMNIFICATION. The procedure for indemnification shall be as follows:

                    (a) The party claiming indemnification (the "CLAIMANT") shall promptly give notice to the party from which indemnification is claimed (the "INDEMNIFYING PARTY") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim and the amount thereof (if known and quantifiable); PROVIDED, HOWEVER, that the failure to give such notice shall not impair the Claimant's rights under this Section 10 unless such failure to give such notice shall have materially impaired the Indemnifying Party's ability to defend against such third-party claim.

                    (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity.

                    (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party; provided that notwithstanding the foregoing, if such claim is from a Franchising Authority or other Governmental Authority and any of the Charter Parties are seeking indemnification against the Sellers in respect of such claim, the Charter Party may retain control of the defense of such claim, but the Sellers shall have the right, at their own expense, to participate in the defense of such claim, and the Charter Party shall cooperate with the Sellers in defending such claim and keep the Sellers informed of all material strategies and developments therein. The Charter Parties may not settle any such claim by a Franchising Authority or other Governmental Authority for which the Sellers would be liable without the consent of the Sellers, which shall not be unreasonably withheld. Claimant will not enter into any settlement of such claim which could result in indemnification liability without the Indemnifying Party's prior written consent (which shall not be unreasonably withheld) without the Indemnifying Party's prior written consent (not to be unreasonably withheld or delayed). Any such settlement will be binding upon the Charter Parties and Sellers for purposes of determining whether any indemnification payment is required pursuant to this Section 10.

         10.7 TREATMENT OF INDEMNIFICATION PAYMENTS. The Charter Parties and Sellers will treat all payments made pursuant to this Section 10 (including all payments made to the Charter Parties out of the Indemnity Fund but excluding the release of any Indemnity Fund to Sellers) as an adjustment to the Cash Consideration for all purposes hereof, except to the extent the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

SECTION 11: MISCELLANEOUS

         11.1 FEES AND EXPENSES. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives. Sellers shall bear and pay any amounts payable to Waller Capital Corporation in connection with this Agreement and the transaction contemplated hereby.

         11.2 NOTICES. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing, may be sent by telecopy (with automatic machine confirmation), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, shall be deemed to have been given on the date of actual receipt, which may be conclusively evidenced by the date set forth in the records of any commercial delivery service or on the return receipt, and shall be addressed to the recipient at the address specified below, or with respect to any party, to any other address that such party may from time to time designate in a writing delivered in accordance with this Section 11.2:

IF TO THE CHARTER PARTIES:                         Charter Communications, Inc.
                                                   12444 Powerscourt Drive, Suite 100
                                                   St. Louis, Missouri  63131
                                                   Attention: Jerald L. Kent, President & C.E.O.
                                                   (with a copy to Curtis S. Shaw, General Counsel)
                                                   Telephone: 314-965-0555
                                                   Telecopier: 314-965-8793

         with copy (which shall not constitute     Paul, Hastings, Janofsky & Walker LLP
         notice) to:                               399 Park Avenue, 31st Floor
                                                   New York, New York  10022
                                                   Attention: Neil A. Torpey, Esq.
                                                   Telephone: 212-318-6000
                                                   Telecopier: 212-319-4090

IF TO HELICON (prior to the Closing) OR HELICON    To Helicon Corp.'s address as set forth on Exhibit F
CORP. (after the Closing):                         hereto.

         with copies (which shall not constitute   Dow, Lohnes & Albertson, PLLC
         notice) to:                               1200 New Hampshire Avenue, N.W.,
                                                   Suite 800
                                                   Washington, D.C. 20036
                                                   Attention: Leonard J. Baxt, Esq.
                                                   Telephone: 202-776-2528
                                                   Telecopier: 202-776-2222

                                                   and

                                                   Becker & Company LLC
                                                   551 Madison Avenue
                                                   New York, NY 10022
                                                   Attention: Stuart Becker
                                                   Telephone: 212-223-9800
                                                   Telecopier: 212-223-0072

IF TO A SELLER:                                    At the address specified for such Seller on the
                                                   attached EXHIBIT F

         11.3 BENEFIT AND BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (a) neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Helicon Party without the prior written consent of the Charter Parties (which consent shall not be unreasonably withheld or delayed), and (b) neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Charter Parties without the prior written consent of the Helicon Parties (prior to the Closing) or the Sellers (after the Closing) (which consent shall not be unreasonably withheld or delayed); PROVIDED, HOWEVER, that Buyer may assign its rights, interests or obligations hereunder to an Affiliate without the prior written consent of the Helicon Parties or the Seller, as the case may be; PROVIDED, HOWEVER, (i) such assignment does not hinder or delay the consummation of the transactions contemplated hereby and by the other Transaction Documents and (ii) Charter may not assign its obligations under Section 6.17, which shall remain in full force and effect notwithstanding any such assignment. Consent shall be deemed to be reasonably withheld if the consenting party reasonably determines that the assignment would be reasonably likely to hinder or delay the Closing. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         11.4 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         11.5 ENTIRE AGREEMENT. This Agreement, the Disclosure Schedules and the Exhibits hereto, and the other Transaction Documents to be delivered by the parties pursuant to this Agreement, collectively represent the entire understanding and agreement between the Helicon Parties and the Charter Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings and negotiations between the parties. The Charter Parties acknowledge that none of the Helicon Parties has made any, or makes any, promises, representations, warranties, covenants or undertakings, express or implied, other than those expressly set forth in this Agreement.

         11.6 AMENDMENTS; WAIVER OF COMPLIANCE. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver (a) will be binding upon any Helicon Party prior to the Closing only if such amendment or waiver is set forth in a writing executed by such Helicon Party, (b) will be binding upon Baum or each Seller after the Closing only if such amendment or waiver is set forth in a writing executed by Baum or each Seller, as the case may be, and (c) will be binding upon any Charter Party only if such amendment or waiver is set forth in a writing executed by such Charter Party.

         11.7 AGENCY APPOINTMENTS BY THE SELLERS AND THE CHARTER PARTIES.

                    (a) Each Seller hereby irrevocably constitutes and appoints Helicon (for all periods prior to the Closing) and Helicon Corp. (for all periods after the Closing) as the true and lawful attorney-in-fact and agent of such Seller (in such capacity, Helicon and Helicon Corp. are referred to as "SELLERS' AGENT"), to act for such Seller in Seller's name, place and stead with respect to all matters relating to this Agreement and the other Transaction Documents and all of the transactions contemplated hereby and thereby, including without limiting the generality of the foregoing, to execute and deliver all waivers, consents, approvals and notices to and receive all notices provided or permitted hereby or thereby; to waive, modify or amend any of the terms of this Agreement and the other Transaction Documents and to make all endorsements thereon provided or permitted under this Agreement or the other Transaction Documents; to receive all payments or other funds provided or permitted and to give all receipts, acquittances, discharges and acknowledgments in respect thereof; to pay all expenses relating to the transactions contemplated by this Agreement and the other Transaction Documents; to represent such Seller in any proceedings hereunder prior to the Closing; to represent such Seller in indemnification proceedings hereunder; to execute, acknowledge, certify, deliver, file and/or record any and all instruments and other documents; and to take any and all other actions in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby as Sellers' Agent, in its sole discretion, may deem necessary, appropriate or convenient in connection therewith. Each Seller agrees that any action that may be taken by Helicon under this Agreement prior to the Closing may be taken by BII, on Helicon's behalf as its general partner, in Helicon's sole discretion.

                    (b) Each Charter Party hereby irrevocably constitutes and appoints Buyer as the true and lawful attorney-in-fact and agent of such Charter Party (in such capacity, Buyer is referred to as the "CHARTER AGENT"), to act for such Charter Party in such Charter Party's name, place and stead with respect to all matters relating to this Agreement and the other Transaction Documents and all of the transactions contemplated hereby and thereby, including without limiting the generality of the foregoing, to execute and deliver all waivers, consents, approvals and notices to and receive all notices provided or permitted hereby or thereby; to waive, modify or amend any of the terms of this Agreement and the other Transaction Documents and to make all endorsements thereon provided or permitted under this Agreement or the other Transaction Documents; to receive all payments or other funds provided or permitted and to give all receipts, acquittances, discharges and acknowledgments in respect thereof; to pay all expenses relating to the transactions contemplated by this Agreement and the other Transaction Documents; to represent such Charter Party in any proceedings hereunder prior to the

Closing; to represent such Charter Party in indemnification proceedings hereunder; to execute, acknowledge, certify, deliver, file and/or record any and all instruments and other documents; and to take any and all other actions in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby as Charter Agent, in its sole discretion, may deem necessary, appropriate or convenient in connection therewith.

         11.8 CONSENT AND AGREEMENT OF SELLERS. Each Seller consents to the execution, delivery and performance of this Agreement by Helicon, BII, Baum and each other Seller, and to the taking by each other Helicon Party and each Helicon Company of all actions contemplated by this Agreement to be taken by such Person. Subject to the terms and conditions of this Agreement, each Seller agrees to consummate the transactions contemplated by this Agreement in accordance with its terms, as this Agreement may be amended pursuant to Section 11.6.

         11.9 SPECIFIC PERFORMANCE. The parties recognize in the event that any Helicon Party or any Charter Party, as the case may be, should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. The Charter Parties and the Helicon Parties shall therefore each be entitled, in addition to any other remedies which may be available, including monetary damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, the parties hereto each waive the defense that there is an adequate remedy at law.

         11.10 COUNTERPARTS. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
                         SIGNATURES ON FOLLOWING PAGES]

         IN WITNESS WHEREOF, this Agreement has been executed by each of the Helicon Parties and each of the Charter Parties as of the date first written above.

CHARTER:                                 BUYER:

CHARTER COMMUNICATIONS, INC.             CHARTER COMMUNICATIONS, LLC


By: /s/ Curtis S. Shaw                   By: /s/ Curtis S. Shaw
   Name:  Curtis S. Shaw                 Name:  Curtis S. Shaw
   Title: Senior Vice  President         Title: Senior Vice  President


GP BUYER:                                HELICON:

CHARTER HELICON, LLC                     HELICON PARTNERS I, L.P.

                                         By: BAUM INVESTMENTS, INC., its general
                                             partner
 By: /s/Curtis S. Shaw
   Name: Curtis S. Shaw
   Title:: Senior Vice  President            By: /s/ Theodore B. Baum
                                                 Name:  Theodore B. Baum
                                                 Title: President


BII:

BAUM INVESTMENTS, INC.


By: /s/ Theodore B. Baum
    Name:  Theodore B. Baum
    Title: President

LIMITED PARTNERS:

HELICON CORP.                               HELICON GROUP LTD.


By: /s/ Theodore B. Baum                    By: /s/ Theodore B. Baum
    Name:  Theodore B. Baum                     Name:  Theodore B. Baum
    Title: President                            Title: President


TREDD INVESTORS, a general                  TREDD INVESTORS TWO, a general
       partnership                                 partnership


By:  /s/ Theodore B. Baum                   By: /s/ Theodore B. Baum
Name:____________________________           Name:____________________________
Title:___________________________           Title:___________________________


ROBERTS CABLE CORPORATION                   GAK CABLE INC.


By: /s/ Herbert J. Roberts                  By: /s/ Gregory A. Kriser
    Name:  Herbert J. Roberts                   Name:  Gregory A. Kriser
    Title: President                            Title: President


GIMBEL CABLE CORP.                          BAUM INVESTMENTS, INC.


By: /s/ Thomas L. Gimbel                    By: /s/ Theodore B. Baum
    Name:  Thomas L. Gimbel                     Name:  Theodore B. Baum
    Title: President                            Title: President

                           JOINDER BY THEODORE B. BAUM

            The undersigned, Theodore B. Baum, hereby affirms and evidences his agreement to the provisions of Section 6.22 of the foregoing Purchase Agreement.


/s/ Theodore B. Baum                                        Date: March 22, 1999
    THEODORE B. BAUM

                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

SECTION 1:  CERTAIN DEFINITIONS                                              3
     1.1    Terms Defined in this Section                                    3
            "Accounts Receivable"                                            3
            "Adjustment Time"                                                3
            "Affiliate"                                                      3
            "Amended LLC Agreement"                                          3
            "Assets"                                                         3
            "Basic Subscriber"                                               3
            "Baum                                                            3
            "BII Assets"                                                     3
            "Bulk Subscriber"                                                3
            "Cable Act"                                                      4
            "Call Agreement"                                                 4
            "Charter's Disclosure Schedules"                                 4
            "Charter Parties"                                                4
            "Closing"                                                        4
            "Closing Date"                                                   4
            "Code"                                                           4
            "Compensation Arrangement"                                       4
            "Consents"                                                       5
            "Contracts"                                                      5
            "Copyright Act"                                                  5
            "Employee Plan"                                                  5
            "Encumbrances"                                                   5
            "Enforceability Exceptions"                                      5
            "Environmental Claim"                                            5
            "Environmental Law"                                              6
            "Equity Interests"                                               6
            "Equivalent Subscribers"                                         6
            "ERISA"                                                          6
            "ERISA Affiliate"                                                6
            "Escrow Agent"                                                   7
            "Excluded Assets"                                                7
            "FCC"                                                            7
            "FCC License"                                                    7
            "FCC Regulations"                                                7
            "Franchise"                                                      7
            "Franchise Area"                                                 7

            "Franchise/FCC Consent"                                          7
            "Franchising Authorities"                                        7
            "GAAP"                                                           7
            "GP Interest"                                                    7
            "Governmental Authority"                                         7
            "Hazardous Substance"                                            8
            "HCC"                                                            8
            "Helicon Companies"                                              8
            "Helicon Corp."                                                  8
            "Helicon's Disclosure Schedules"                                 8
            "Helicon Parties"                                                8
            "HPIAC"                                                          8
            "HSR Act"                                                        8
            "Indebtedness"                                                   8
            "Indemnity Agreement"                                            9
            "Indemnity Fund"                                                 9
            "Intangibles"                                                    9
            "Legal Requirements"                                             9
            "Legal Restrictions"                                             9
            "Letters of Credit"                                              9
            "Licenses"                                                       9
            "Limited Partners"                                              10
            "Loss"or "Losses"                                               10
            "LP Interests"                                                  10
            "Management Agreements"                                         10
            "Material Adverse Effect"                                       10
            "Material Contract"                                             10
            "Organizational Documents"                                      10
            "Partners"                                                      10
            "Partnership Agreement"                                         10
            "Permitted Encumbrances"                                        10
            "Person"                                                        11
            "Preferred Interests"                                           11
            "Preferred LLC Interest"                                        11
            "Purchased Interests"                                           11
            "Rate Regulatory Matter"                                        11
            "Real Property"                                                 12
            "Required Consents"                                             12
            "SEC"                                                           12
            "Securities Act"                                                12
            "Sellers"                                                       12
            "Subordinated Holders"                                          12

            "Subscriber"                                                    12
            "Subsidiary"                                                    12
            "Systems"                                                       13
            "Tangible Personal Property"                                    13
            "Tax"                                                           13
            "Tax Return"                                                    13
            "THGLP"                                                         13
            "THGLP Note"                                                    13
            "Transaction Documents"                                         13
            "Transferable Franchise Area"                                   13
            "Upset Date"                                                    14
            "Warrants"                                                      14
     1.2    Terms Defined Elsewhere in this Agreement                       14
     1.3    Rules of Construction                                           16

SECTION 2:  CONTRIBUTION OF BII ASSETS; SALE AND PURCHASE OF PURCHASED
            INTERESTS; CASH CONSIDERATION                                   16
     2.1    Contribution                                                    16
     2.2    Agreement to Sell and Buy Purchased Interests                   16
     2.3    Cash Consideration for LP Interests and Preferred Interests     17
     2.4    Cash Consideration Adjustments                                  17
     2.5    Payments at Closing                                             19
     2.6    Post-Closing Payment of Cash Consideration Adjustments          20

SECTION 3:  REPRESENTATIONS AND WARRANTIES OF THE HELICON COMPANIES         21
     3.1    Organization and Authority of Helicon                           21
     3.2    Authorization and Binding Obligation                            22
     3.3    Organization and Ownership of Helicon Companies                 22
     3.4    Absence of Conflicting Agreements; Consents                     23
     3.5    Financial Statements                                            23
     3.6    Debt Obligations; Absence of Undisclosed Liabilities            24
     3.7    Absence of Certain Changes                                      24
     3.8    Franchises, Licenses, Material Contracts                        25
     3.9    Title to and Condition of Real Property and Tangible
            Personal Property                                               26
     3.10   Intangibles                                                     27
     3.11   Information Regarding the Systems                               27
     3.12   Taxes                                                           29
     3.13   Employee Matters                                                31
     3.14   Environmental Laws                                              33
     3.15   Claims and Litigation                                           33
     3.16   Compliance With Laws                                            34

     3.17   Transactions with Affiliates                                    34
     3.18   Broker                                                          34
     3.19   Inventory                                                       34
     3.20   Overbuilds                                                      35
     3.21   Year 2000                                                       35
     3.22   Disconnections                                                  35
     3.23   Budgets                                                         36
     3.24   Cure                                                            36

SECTION 4:  REPRESENTATIONS AND WARRANTIES OF SELLERS                       36
     4.1    Authority of Sellers; Authorization and Binding Obligation      36
     4.2    Absence of Conflicting Agreements; Consents                     36
     4.3    Title to BII Assets                                             37
     4.4    Title to the LP Interests and the Preferred Interests           37
     4.5    Broker                                                          37
     4.6    Investment Purpose                                              37
     4.7    Cure                                                            37

SECTION 5:  REPRESENTATIONS AND WARRANTIES OF THE CHARTER PARTIES           38
     5.1    Organization; Authorization and Binding Obligation              38
     5.2    Authorization and Binding Obligation                            38
     5.3    Absence of Conflicting Agreements; Consents                     39
     5.4    Capital Structure and Operations of GP Buyer                    39
     5.5    Claims and Litigation                                           39
     5.6    Financial Statements                                            40
     5.7    Investment Purpose; Investment Company                          40
     5.8    Availability of Preferred LLC Interest and Funds                40
     5.9    Broker                                                          40
     5.10   Cure                                                            40

SECTION 6:  SPECIAL COVENANTS AND AGREEMENTS                                41
     6.1    Operation of Business Prior to the Closing                      41
     6.2    Confidentiality; Press Release                                  44
     6.3    Cooperation: Commercially Reasonable Efforts                    45
     6.4    Consents                                                        45
     6.5    HSR Act Filing                                                  47
     6.6    Ability to Consummate Transactions                              47
     6.7    Continuation or Refinancing of the Debt Obligations             48
     6.8    Retention and Access to the Helicon Companies'Records           48
     6.9    Purchase and Exercise of Warrants                               48

     6.10   Tax Matters                                                     49
     6.11   Helicon Name                                                    52
     6.12   Releases                                                        52
     6.13   Exculpation and Indemnification                                 53
     6.14   Employee Matters                                                53
     6.15   Assignment of Certain Arrangements with Affiliates              54
     6.16   Put                                                             54
     6.17   Guaranty by Charter                                             55
     6.18   Disclosure Schedules                                            56
     6.19   Further Assurances                                              56
     6.20   Environmental Reports                                           56
     6.21   Year 2000 Matters                                               56
     6.22   Representations, Warranties and Covenants of Baum               56

SECTION 7:  CONDITIONS TO OBLIGATIONS OF THE CHARTER PARTIES AND SELLERS    58
     7.1    Conditions to Obligations of the Charter Parties                58
     7.2    Conditions to Obligations of Sellers                            59

SECTION 8:  CLOSING AND CLOSING DELIVERIES                                  60
     8.1    Closing                                                         60
     8.2    Delivery by Sellers                                             61
     8.3    Delivery by the Charter Parties                                 63

SECTION 9:  TERMINATION                                                     64
     9.1    Agreement between Helicon and Buyer                             64
     9.2    Termination by Helicon                                          64
     9.3    Termination by Buyer                                            65
     9.4    Effect of Termination                                           66
     9.5    Attorney's Fees                                                 67

SECTION 10: SURVIVAL OF REPRESENTATIONS AND WARRANTIES;INDEMNIFICATION;
            CERTAIN REMEDIES                                                67
     10.1   Survival                                                        67
     10.2   Indemnification by Sellers                                      67
     10.3   Indemnification by the Charter Parties                          68
     10.4   Indemnity Agreement                                             68

     10.5   Certain Limitations on Indemnification Obligations              68
     10.6   Procedure for Indemnification                                   71
     10.7   Treatment of Indemnification Payments                           72

SECTION 11: MISCELLANEOUS                                                   72
     11.1   Fees and Expenses                                               72
     11.2   Notices                                                         72
     11.3   Benefit and Binding Effect                                      73
     11.4   GOVERNING LAW                                                   74
     11.5   Entire Agreement                                                74
     11.6   Amendments; Waiver of Compliance                                74
     11.7   Agency Appointments by the Sellers and the Charter Parties      75
     11.8   Consent and Agreement of Sellers                                76
     11.9   Specific Performance                                            76
     11.10  Counterparts                                                    76

                               PURCHASE AGREEMENT
                              DATED MARCH 22, 1999
                                      AMONG
                          CHARTER COMMUNICATIONS, INC.,
                          CHARTER COMMUNICATIONS, LLC,
                              CHARTER HELICON, LLC,
                            HELICON PARTNERS I, L.P.,
                           BAUM INVESTMENTS, INC., AND
                           HELICON'S LIMITED PARTNERS

                 ===============================================

                         LIST OF EXHIBITS AND SCHEDULES

       (THE FOLLOWING EXHIBITS AND SCHEDULES HAVE BEEN OMITTED AND WILL BE
             SUPPLEMENTALLY PROVIDED TO THE SECURITIES AND EXCHANGE
                         COMMISSION UPON THEIR REQUEST.)

                 -----------------------------------------------

EXHIBITS:

              Exhibit A -- Form of Amended LLC Agreement
              Exhibit B -- Excluded Assets
              Exhibit C -- Form of Indemnity Agreement
              Exhibit D -- Form of Release of Debt Obligations
              Exhibit E -- Form of Put Agreement
              Exhibit F -- Sellers' Addresses

SCHEDULES:

              Schedule 3.3  -- Ownership of the Helicon Companies
              Schedule 3.4  -- Helicon Conflicts; Consents
              Schedule 3.5  -- Financial Statements
              Schedule 3.6  -- Debt Obligations
              Schedule 3.7  -- Occurrence of Certain Changes
              Schedule 3.8  -- Franchises, Licenses, Contracts
              Schedule 3.9  -- Real Property and Tangible Personal Property;
                               Encumbrances
              Schedule 3.10 -- Intangibles
              Schedule 3.11 -- Systems Information
              Schedule 3.12 -- Tax Matters
              Schedule 3.13 -- Employee Matters
              Schedule 3.14 -- Environmental Matters
              Schedule 3.15 -- Claims and Litigation
              Schedule 3.16 -- Compliance with Laws
              Schedule 3.17 -- Transactions with Affiliates
              Schedule 3.20 -- Overbuilds
              Schedule 3.22 -- Disconnections
              Schedule 3.23 -- Budgets
              Schedule 4.2  -- Sellers' Conflicts; Consents
              Schedule 5.3  -- Charter Consents
              Schedule 5.5  -- Claims and Litigation
              Schedule 5.6  -- Charter Financial Statements
              Schedule 6.1  -- Ordinary Course Operations and Permitted
                               Exceptions